Exhibit 99.1

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Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Stockholders’ of

Prestige Cruises International, Inc. and Subsidiaries

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of Prestige Cruises International, Inc. and Subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our, opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

Miami, Florida

March 24, 2014

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Prestige Cruises International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except number of shares and par value)

	As of December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$286,419	$139,556
Restricted cash	30,765	—
Trade and other receivables, net	16,277	15,951
Inventories	16,310	15,080
Prepaid expenses	45,588	35,030
Other current assets	14,722	14,091
Total current assets	410,081	219,708
Property and equipment, net	2,012,710	2,035,449
Goodwill	404,858	404,858
Intangible assets, net	81,324	83,556
Other long-term assets	80,913	128,539
Total assets	$2,989,886	$2,872,110
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$12,236	$14,252
Accrued expenses	98,725	93,651
Passenger deposits	414,757	355,385
Derivative liabilities	7,089	6,245
Current portion of long-term debt	90,326	17,560
Total current liabilities	623,133	487,093
Long-term debt	1,596,218	1,695,656
Related party notes payable	711,617	661,304
Other long-term liabilities	31,336	41,400
Total liabilities	2,962,304	2,885,453
Commitments and Contingencies
Stockholders’ equity (deficit)
Common stock, $0.01 par value. 100,000,000 shares authorized at 2013 and 2012; 13,569,765 and 13,572,515 share issued and outstanding at 2013 and 2012	136	136
Additional paid-in capital	307,030	305,642
Accumulated deficit	(223,280)	(258,802)
Accumulated other comprehensive loss	(56,249)	(60,319)
Treasury shares at cost, 6,000 shares held at 2013	(55)	—
Total stockholders’ equity (deficit)	27,582	(13,343)
Total liabilities and stockholders’ equity (deficit)	$2,989,886	$2,872,110

The accompanying notes are an integral part of these consolidated financial statements.

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Prestige Cruises International, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except shares and per share data)

	Years Ended December 31,
	2013	2012	2011
Revenues
Passenger ticket	$1,001,610	$947,071	$834,868
Onboard and other	162,947	151,213	134,270
Charter	18,779	13,737	—
Total Revenue	1,183,336	1,112,021	969,138
Costs and expenses
Cruise operating expenses
Commissions, transportation and other	323,841	331,254	271,527
Onboard and other	43,518	40,418	36,854
Payroll, related and food	177,953	168,594	153,754
Fuel	101,690	101,685	92,921
Other ship operating	98,062	95,808	86,022
Other	16,416	21,968	26,305
Total cruise operating expenses	761,480	759,727	667,383
Selling and administrative	174,866	153,747	145,802
Depreciation and amortization	83,829	93,003	79,269
Total operating expenses	1,020,175	1,006,477	892,454
Operating income	163,161	105,544	76,684
Non-operating expense
Interest expense, net of capitalized interest	(141,634)	(131,651)	(101,560)
Interest income	540	752	670
Other income (expense)	13,209	22,956	(45,901)
Total non-operating expense	(127,885)	(107,943)	(146,791)
Income (loss) before income taxes	35,276	(2,399)	(70,107)
Income tax benefit (expense)	246	(213)	335
Net income (loss)	$35,522	$(2,612)	$(69,772)
Earnings (Loss) Per Share
Basic	$2.62	$(0.19)	$(5.14)
Diluted	$1.88	$(0.19)	$(5.14)
Weighted-average share outstanding – Basic	13,571,828	13,571,827	13,564,766
Weighted-average share outstanding – Diluted	18,857,405	13,571,827	13,564,766

The accompanying notes are an integral part of these consolidated financial statements.

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Prestige Cruises International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Years Ended December 31,
	2013	2012	2011
Net income (loss):	$35,522	$(2,612)	$(69,772)
Other comprehensive income (loss)
Gain (loss) on change in derivative fair value	2,335	(4,600)	33,980
Cash flow hedge reclassified into earnings	1,735	1,561	1,110
Total comprehensive income (loss)	$39,592	$(5,651)	$(34,682)

The accompanying notes are an integral part of these consolidated financial statements.

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Prestige Cruises International, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Deficit)

(in thousands)

	Common stock par value	Treasury shares at cost	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total stockholders’ equity (deficit)
Balances at December 31, 2010	$136	$—	$300,994	$(186,418)	$(92,370)	$22,342
Net loss	—	—	—	(69,772)	—	(69,772)
Other comprehensive income	—	—	—	—	35,090	35,090
Issuance of common stock	—	—	164	—	—	164
Stock subscription receivable, net	—	—	195	—	—	195
Stock-based compensation	—	—	2,153	—	—	2,153
Balances at December 31, 2011	136	—	303,506	(256,190)	(57,280)	(9,828)
Net loss	—	—	—	(2,612)	—	(2,612)
Other comprehensive loss	—	—	—	—	(3,039)	(3,039)
Issuance of common stock	—	—	7	—	—	7
Stock-based compensation	—	—	2,129	—	—	2,129
Balances at December 31, 2012	136	—	305,642	(258,802)	(60,319)	(13,343)
Net income	—	—	—	35,522	—	35,522
Other comprehensive income	—	—	—	—	4,070	4,070
Issuance of common stock	—	—	17	—	—	17
Acquisition of treasury shares	—	(55)	—	—	—	(55)
Stock-based compensation	—	—	1,371	—	—	1,371
Balances at December 31, 2013	$136	$(55)	$307,030	$(223,280)	$(56,249)	$27,582

The accompanying notes are an integral part of these consolidated financial statements.

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Prestige Cruises International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities
Net income (loss)	$35,522	$(2,612)	$(69,772)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	82,094	91,442	78,159
Amortization of deferred financing costs	12,599	12,679	10,131
Accretion of debt and related party notes payable discount	23,796	20,165	13,617
Cash flow hedge reclassified into earnings	1,735	1,561	1,110
Loss on early extinguishment of debt	1,895	4,487	7,502
Write-off of deferred financing costs and debt discount	2,500	87	(18)
Prepayment penalty, excluded from loss on early extinguishment	(2,093)	—	—
Stock-based compensation	1,371	2,129	2,153
Changes in fair value of derivative contracts	(18,399)	(26,707)	48,774
Interest expense on related party notes	32,472	30,908	29,418
Other, net	552	499	1,174
Changes in operating assets and liabilities:
Trade and other accounts receivables	(316)	14,198	10,151
Prepaid expenses and other current assets	(9,533)	(1,227)	(9,794)
Inventories	(1,223)	(5,351)	(6,294)
Accounts payable and accrued expenses	477	16,784	25,781
Passenger deposits	67,275	29,026	44,225
Net cash provided by operating activities	230,724	188,068	186,317
Cash flows from investing activities
Purchases of property and equipment	(53,420)	(478,962)	(535,531)
Settlement of derivative liability	—	(70,267)	(63,074)
Proceeds from leasehold reimbursement	245	251	1,716
Change in restricted cash	20,291	9,477	(2,401)
Acquisition of intangible assets	(202)	—	(4,443)
Net cash used in investing activities	(33,086)	(539,501)	(603,733)
Cash flows from financing activities
Proceeds from debt issuance	297,000	835,984	760,735
Debt related costs	(14,584)	(31,540)	(33,282)
Payments on other financing obligations	(3,084)	(2,000)	—
Payments on long-term debt	(329,760)	(443,830)	(265,619)
Change in restricted cash – newbuild letter of credit	—	(15,000)	(15,000)
Proceeds from share subscription	—	—	195
Issuance of common stock	17	7	164
Acquisition of treasury shares	(55)	—	—
Offering costs	(277)	—	—
Net cash (used in) provided by financing activities	(50,743)	343,621	447,193
Effect of exchange rate changes on cash	(32)	156	(200)
Net increase (decrease) in cash and cash equivalents	146,863	(7,656)	29,577
Cash and cash equivalents
Beginning of year	139,556	147,212	117,635
End of year	$286,419	$139,556	$147,212

The accompanying notes are an integral part of these consolidated financial statements.

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Notes to Consolidated Financial Statements

Note 1.   General

In these consolidated financial statements, Prestige Cruises International, Inc. and its subsidiaries are collectively referred to as “PCI,” “we,” or “our.”

Description of Business

The accompanying consolidated financial statements include the accounts of Prestige Cruises International, Inc. (“PCI”) and its wholly owned subsidiaries, Prestige Cruise Holdings, Inc. (“PCH”), Oceania Cruises, Inc. and subsidiaries (“OCI”), and Seven Seas Cruises S. DE R.L. and subsidiaries (“SSC”), which operate cruise ships with destinations to Scandinavia, Russia, Alaska, the Caribbean, Panama Canal, South America, Europe, the Mediterranean, the Greek Isles, Africa, India, Asia, Canada and New England, Tahiti and the South Pacific, Australia and New Zealand. We are controlled by funds affiliated with Apollo Global Management, LLC (“Apollo”).

Basis for Preparation of Consolidated Financial Statements

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

2008 Reorganization

PCI was incorporated in Panama on January 30, 2008 as the new holding company of our business. Prior to the incorporation of PCI, PCH, which was incorporated on June 12, 2002, was the holding company for our business. On January 31, 2008, PCI entered into a transaction that resulted in the shareholders of PCH exchanging their preferred and common stock in PCH for PCI promissory notes, warrants, and common stock, as well as contributing funds of $529 million in exchange for common stock and promissory notes (“2008 Reorganization”). The contribution received from the shareholders was used by PCI to acquire common stock in PCH, and as a result, PCI became the owner of all the common stock of PCH. The funds contributed to PCH were used to acquire SSC in 2008.

Note 2.   Summary of Significant Accounting Policies

Accounting Policies

We follow accounting standards established by the Financial Accounting Standards Board (“FASB”) in our reporting of financial condition, results of operations, and cash flows. References to GAAP in these footnotes are to the FASB Accounting Standards Codification, sometimes referred to as the Codification or ASC.

Use of Estimates

The preparation of the consolidated financial statements requires management to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, accrued liabilities, intangible assets, goodwill, warrants, derivatives, and stock-based compensation. Actual results could differ from those estimates.

Cash Equivalents

We consider all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

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Restricted Cash

As of December 31, 2013 and 2012, restricted cash was $43.4 million and $63.7 million, respectively, of which $30.8 million is included in current assets in 2013, and $12.6 million and $63.7 million is classified within other long-term assets in 2013 and 2012, respectively. The current portion of $30.8 million in 2013 consisted of $30.0 million of cash collateral for letters of credit issued for the OCI newbuild financing agreements, which per our contract will be released within 24 months after delivery of the Riviera and $0.8 million related to agreements with our previous credit card service provider that required us to escrow a certain amount of passenger deposits. The $12.6 million of long term restricted cash in 2013 relate to certain credit card processing agreements. In 2012, the long term restricted cash balance consisted of $30.0 million of cash collateral for letters of credit issued for the OCI newbuild financing agreements and $33.7 million related to required collateral to secure obligations under the Federal Maritime Commission (“FMC”), certain credit card processing agreements and surety bonds for our sales office located in the United Kingdom.

As of December 31, 2013 and 2012, we had outstanding and undrawn letters of credit of $42.1 million and $50.0 million, respectively. These agreements are collateralized by the restricted cash as described above and automatically renew each year.

Trade and Other Receivables, net

As of December 31, 2013 and 2012, trade receivables totaled $14.5 million and $13.3 million, respectively, consisted of processed credit card transactions in transit of $7.4 million and $7.4 million, respectively, and onboard receivables from concessionaires, passengers and other trade receivables of $7.1 million and $5.9 million, respectively. As of December 31, 2013 and 2012, the allowance for bad debt, which is netted against trade receivables in the consolidated balance sheets, totaled $0.6 million and $0.2 million, respectively.

As of December 31, 2013 and 2012, other receivables totaled $1.8 million and $2.6 million, respectively. The 2013 balance consisted of insurance receivables. The 2012 balance consisted primarily of insurance receivables and warranty claims related to ship repairs made on the Regatta and on the Marina.

Inventories

Inventories consist of hotel consumables, medical supplies, deck and engine supplies and fuel and oil onboard the vessels and are carried at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method.

Property and Equipment

As of January 1, 2013, we changed our estimate for all our ships’ projected residual values. The estimate was reassessed due to recent sales and resale information for upscale cruise ships that we obtained during the first quarter of 2013. This new information, in conjunction with other comparable sale data points, was used in our analysis, which includes our consideration of anticipated technological changes, long-term cruise and vacation market conditions and replacement cost of similarly built vessels. As a result, we increased each ship’s projected residual value from 10% and 15% to 30%. The change in estimate has been applied prospectively as of January 1, 2013. The effect of the change on both operating income and net income for the year ended December 31, 2013 is approximately $16.4 million of reduced depreciation expense. We periodically review and evaluate these estimates and judgments based on historical experiences and new factors and circumstances. As part our ongoing reviews, our estimates may change in the future. If such a change is necessary, depreciation expense could be materially higher or lower.

Property and equipment are stated at cost less accumulated depreciation. Improvement costs that add value to our ships are capitalized as additions to the ship and depreciated over the lesser of the ships’ remaining service lives or the improvements’ estimated useful lives. The remaining estimated cost and accumulated depreciation (i.e. book value) of replaced or refurbished ship components are written off and any resulting losses are recognized in the consolidated statements of operations.

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Depreciation of the ships is computed net of projected residual values of 30% using the straight-line method over their original estimated weighted average lives. Depreciation of property and equipment not associated with the ships is computed using the straight-line method over their estimated useful lives of 3 to 5 years. Leasehold improvements are depreciated using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Improvement costs that add value to the ships and have a useful life greater than one year are capitalized as additions to the ships and depreciated over the lesser of the ships’ remaining service lives or the improvements’ estimated life. Spare parts for the ships are classified as property and equipment in the consolidated balance sheets. Property under capital lease is initially recorded at the lower of the present value of minimum lease payments or fair value. Depreciation expense attributed to property under capital leases is included within depreciation and amortization expense in the consolidated statements of operations.

Drydock costs are scheduled maintenance activities that require the ships to be taken out of service and are expensed as incurred. Drydocks are required to maintain each vessel’s Class certification and are necessary for our ships to be flagged in a specific country, obtain liability insurance and legally operate as passenger cruise ships. Typical drydock costs include drydock fees and wharfage services provided by the drydock facility, hull inspection and certification related activities, external hull cleaning and painting below the waterline including pressure cleaning and scraping, additional below the waterline work such as maintenance and repairs on propellers and replacement of seals, cleaning and maintenance on holding tanks and sanitary discharge systems, related outside contractor services including travel and related expenses and freight and logistics costs related to drydock activities. Repair and maintenance activities are charged to expense as incurred.

Debt Issuance Costs

Debt issuance costs, primarily loan origination and related fees, are deferred and amortized over the term of the related debt. During 2013 and 2012, we recorded $8.3 million and $30.5 million in debt issuance costs. Debt issuance costs related to ships under construction are not amortized until there is a drawdown on the newbuild debt facility, which coincides with the delivery of the new ship. During 2013, we also recorded $11.2 million of debt issuance costs related to the Seven Seas Explorer newbuild scheduled for delivery in 2016. Drawdowns on newbuild debt facilities occurred in January 2011 for the Marina and in April 2012 for the Riviera, in conjunction with the delivery of each new ship.

During 2013, we wrote off $4.2 million in previously recorded deferred financing costs in connection with the refinancing of the SSC first lien credit facility and OCI first and second lien credit facilities. During 2012, in connection with the refinancing of SSC first lien credit facilities, we wrote off $4.4 million in previously recorded deferred financing costs. Approximately $6.1 million of previously recorded deferred financing costs were written off in 2011 in connection with the repayment of the outstanding SSC second lien term loan. These costs are included within other income (expense) in the consolidated statements of operations. See “Note 5—Debt,” in accompanying notes to consolidated financial statements.

Deferred debt issuance costs are amortized to income using the effective interest method and are included net of amortization within other current assets and other long-term assets in the accompanying consolidated balance sheets. Amortization expenses related to the deferred debt issuance costs amounted to $12.6 million, $12.7 million and $10.1 million for the years ended December 31, 2013, 2012 and 2011, respectively, and are included in interest expense, net of capitalized interest, in the consolidated statements of operations.

Goodwill

We record goodwill as the excess of the purchase price over the estimated fair value of net assets acquired, including identifiable intangible assets. Goodwill associated with the purchase of SSC is attributable to numerous factors including providing us with entry into the luxury cruise line business with a developed workforce who had knowledge in the luxury cruise business, a fully developed travel agent distribution network, positive past passenger experiences and a developed business plan with proven performance. We assess goodwill for impairment at the “reporting unit level” (“Reporting Unit”) at least annually and more frequently when events or circumstances dictate. We have determined that there is only one Reporting Unit.

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The impairment review for goodwill allows us to first assess qualitative factors to determine whether it is necessary to perform the more detailed two-step quantitative goodwill impairment test. We would perform the two-step test if our qualitative assessment determined it is more-likely-than-not that a reporting unit’s fair value is less than its carrying amount. We may also elect to bypass the qualitative assessment and proceed directly to step one of the quantitative test. The impairment review for goodwill consists of a two-step process of first determining the estimated fair value of the Reporting Unit and comparing it to the carrying value of the net assets allocated to the Reporting Unit. If the estimated fair value of the Reporting Unit exceeds the carrying value, no further analysis or write-down of goodwill is required. If the estimated fair value of the Reporting Unit is less than the carrying value of its net assets, the implied fair value of the Reporting Unit is allocated to all its underlying assets and liabilities, including both recognized and unrecognized intangible assets, based on their fair value. If necessary, goodwill is then written down to its implied fair value.

Identifiable Intangible Assets

SSC acquired certain intangible assets of which value has been assigned to them based on our estimates. Intangible assets that have an indefinite life are not amortized, but are subject to an annual impairment test, or more frequently, when events or circumstances change.

The impairment review for intangible assets also allows us to first assess qualitative factors to determine whether it is necessary to perform a more detailed quantitative intangible assets impairment test. We would perform the quantitative test if our qualitative assessment determined it was more-likely-than-not that the intangible assets are impaired. We may also elect to bypass the qualitative assessment and proceed directly to the quantitative test. The indefinite-life intangible asset quantitative impairment test consists of a comparison of the fair value of the indefinite-life intangible asset with its carrying amount. If the carrying amount exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. If the fair value exceeds its carrying amount, the indefinite-life intangible asset is not considered impaired.

Other intangible assets assigned finite useful lives are amortized on a straight-line basis over their estimated useful lives or based on the assets pattern of cash flows. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on market and operational factors.

Derivative and Hedging Activities

We enter into various hedge contracts to manage and limit our exposure to fluctuations in foreign currency exchange rates, interest rates and fuel prices. We record our derivatives as assets and liabilities and recognize these hedges at estimated fair market value. If the derivative does not qualify as a hedge under these guidelines or is not designated as a hedge, changes in the fair market value of the derivative are recognized in other income (expense) in the consolidated statements of operations.

We designate at inception those derivatives which qualify for hedge accounting. The derivative instruments that hedge the variability of cash flows related to forecast transactions are designated as cash flow hedges. For these derivatives, the effective portion of the changes in the fair market value of the hedges are recognized as a component of accumulated other comprehensive income (loss) in the stockholders’ equity section of the consolidated balance sheets and are subsequently reclassified into the same line item as the forecast transaction when the hedge is settled. Any ineffective portion of the changes in the fair market value of the hedge are recognized as a component of other income (expense) in the consolidated statements of operations.

Cash flows for the hedging instruments are classified in the same category as the cash flow from the hedged items. If for any reason hedge accounting is discontinued, then any cash flow subsequent to the date of discontinuance will be classified consistent with the nature of the instrument. To qualify for hedge accounting, the hedging relationship between the hedging instruments and hedged items must be highly effective over a period of time in achieving the offset of changes in cash flows attributable to the hedged risk at the inception date. On an ongoing basis, we assess whether the derivative used in the hedging transactions is highly effective in offsetting changes in cash flow of the hedged item. If it is determined that a derivative is no longer highly effective as a hedge, the changes in fair value of the derivative are recognized in earnings immediately and reported in other income (expense) in the consolidated statements of operations.

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We review our contracts and agreements on a regular basis to determine if embedded derivatives are included in the host contract. Embedded derivatives that meet the criteria for bifurcation are measured at fair value at inception and remeasured each reporting period. The changes in fair value are recognized in earnings and recorded in other income (expense) in the consolidated statements of operations.

Warrants

We account for our warrants in accordance with ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”), which requires detachable warrants to be classified as permanent equity, temporary equity, or as assets or liabilities. In general, warrants that either require net-cash settlement or are presumed to require net-cash settlement are recorded as assets and liabilities at fair value and warrants that require settlement in shares are recorded as equity instruments. All of our warrants require settlement in shares and are accounted for as permanent equity. The warrants are recorded at fair value on the issuance date. The fair value of the warrants is determined using a Black-Scholes option pricing model, and is affected by changes in inputs to that model including our stock price, expected stock price, volatility, and contractual term.

Revenue and Expense Recognition

Passenger ticket revenue consists of gross revenue recognized from the sale of passenger tickets net of dilutions, such as shipboard credits and certain included passenger shipboard event costs. Also included is gross revenue for air and related ground transportation.

Onboard and other revenue consists of revenue derived from the sale of goods and services rendered onboard the ships (net of related concessionaire costs), travel insurance (net of related costs), and cancellation fees. Concessionary fees are recognized based on the contractual terms of the various concession agreements. Also included are gross revenues from pre- and post-cruise hotel accommodations, shore excursions, land packages, and related ground transportation.

Certain of our sales include free unlimited shore excursions (“FUSE”) or a free hotel stay or free land package, which have no revenues attributable to them. The costs for FUSE, free hotel stays and free land packages are included in commissions, transportation and other expenses in the consolidated statements of operations.

Charter revenue consists of charter hire fees, net of commissions, to bareboat charter our ship Insignia, to an unrelated party for a period of two years commencing on April 9, 2012. The charter agreement constitutes an operating lease and charter revenue is recognized on a straight-line basis over the charter term.

Cash collected in advance for future cruises is recorded as passenger deposit liabilities. Deposits for sailings traveling more than 12 months in the future are classified as long-term liabilities and included in other long-term liabilities in the consolidated balance sheets. We recognize the revenue associated with these cash collections in the period the sailing occurs. For cruises that occur over multiple periods, the revenue is prorated and recognized ratably in each period based on the overall length of the cruise. Cancellation fee revenues, along with associated commission expenses and travel insurance, if any, are recognized at the time the cancellation occurs when it is both earned and realized.

Other ship operating expense includes port, deck and engine, certain entertainment-related expenses, and hotel consumable expenses. Other expense consists primarily of drydock and ship insurance costs.

During 2012, we incurred costs related to unplanned repairs on two of our ships. In connection with these incidents, approximately $1.1 million of insurance recoveries were netted against related costs recorded in other ship operating expense in the consolidated statements of operations. There were no revenues in 2012 related to these incidents as the losses exceeded the insurance recoverable.

Advertising Costs

Advertising costs are expensed as incurred and included in selling and administrative expense in the consolidated statements of operations. Advertising expense totaled $67.0 million, $55.2 million and $58.2 million for the years ended December 31, 2013, 2012 and 2011, respectively.

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Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount to estimated undiscounted future cash flows expected to be generated. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount exceeds its fair value. During 2013 and 2012, there were no impairment charges recorded on our long-lived assets.

We believe our estimates and judgments with respect to our ships are reasonable. However, should certain factors or circumstances cause us to revise our estimates of ship service lives, projected residual value or the lives of major improvements, depreciation expense could be materially higher or lower. If circumstances cause us to change our assumptions in making determinations as to whether ship improvements should be capitalized, the amount we expense each year as repair and maintenance cost could increase, partially offset by a decrease in depreciation expense.

Income Taxes

We use the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Foreign Currency Transactions

Foreign currency transaction gains and losses are recognized upon settlement of foreign currency transactions within other income (expense) in the consolidated statements of operations. In addition, for unsettled foreign currency transactions, gains and losses are recognized for changes between the transaction exchange rates and month-end exchange rates. We recorded net foreign currency transaction losses of $0.3 million, $3.6 million and $0.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Stock-Based Employee Compensation

Stock-based compensation expense is measured and recognized at fair value of employee stock option awards. We recognize compensation expense for all share-based compensation awards using the fair value method. Compensation expense for awards is recognized over the awards’ vesting periods.

For liability classified awards we re-measure the fair value of the options at each reporting period until the award is settled. We also estimate the amount of expected forfeitures when calculating compensation cost. If the actual forfeitures that occur are significantly different from the estimate, then we revise our estimates.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. The estimated fair value of stock options, less estimated forfeitures, is amortized over the vesting period using the graded-vesting method. The expected volatility is based on a combination of historical volatility for peer companies. The risk-free interest rate is based on U.S. Treasury securities with a remaining term equal to the expected option’s life assumed at the date of grant. The expected term is based on the average of contractual life, vested period of the options, and expected employee exercise behavior. The estimated forfeiture rate represents an estimate which will be revised in subsequent periods if actual forfeitures differ from those estimates.

Earnings Per Share

Basis earning per share is computed by dividing net income by the weighted-average number of shares outstanding during each period. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares and common stock equivalents outstanding during each period.

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Segment Reporting

We operate two cruise brands, Oceania Cruises and Regent Seven Seas Cruises which are considered two operating segments. The operating segments have been aggregated as a single reportable segment based on the similarity of their economic characteristics as well as similar qualitative factors such as types of customers, regulatory environment, and products and services provided.

Foreign revenues for our cruise brands represent sales generated from outside the U.S. primarily by foreign tour operators and foreign travel agencies. Substantially all of our long-lived assets are located outside of the U.S. and consist principally of our ships.

Passenger ticket revenues for the year ended December 31, which are based on where the reservation originates, were as follows:

	2013	2012	2011
United States	73.1%	74.7%	76.0%
Canada	10.8%	10.8%	10.8%
All other countries	16.1%	14.5%	13.2%

Contingencies—Litigation

On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine, we use our best judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. In assessing probable losses, we take into consideration estimates of the amount of insurance recoveries, if any. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recoveries, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that we have previously made.

Reclassifications

Certain amounts in prior years have been reclassified to conform to current year’s presentation.

New Accounting Pronouncements

As of January 1, 2013, we adopted Financial Accounting Standards Board ASU 2011-11, Disclosures about Offsetting Assets and Liabilities. It requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. In 2013, this pronouncement was enhanced by ASU 2013-1, Balance Sheet Offsetting. This update clarifies that ordinary receivables are not within the scope of ASU 2011-11 and it applies only to derivatives, repurchase agreements, reverse purchase agreements and other securities lending transactions. The adoption did not materially impact our consolidated financial statements.

In February 2013, the Financial Accounting Standards Board issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. It requires an entity to present the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income, but only if the item reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. Entities must also cross-reference to other disclosures currently required under GAAP for other reclassification items to be reclassified directly to net income in their entirety in the same reporting period. This standard was effective beginning January 1, 2013. See “Note 9—Stockholders’ Equity” in the accompanying notes to the consolidated financial statements.

In July 2013, the Financial Accounting Standards Board issued ASU 2013-10, Inclusion of the Federal Funds Effective Swap Rate as a benchmark interest rate for hedge accounting purposes. This guidance is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. We adopted this guidance as of July 17, 2013, and it did not have a material impact on our consolidated financial statements.

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There are no other recently issued accounting pronouncements not yet adopted that we expect to have a material effect on the presentation or disclosure of our future consolidated operating results, cash flows or financial condition.

Note 3.   Property and Equipment, Net

Property and equipment consists of the following:

(in thousands)

	As of December 31,
	2013	2012
Ships	$2,384,792	$2,339,984
Furniture, equipment and other	24,751	17,241
Less: Accumulated depreciation and amortization	(396,833)	(321,776)
Property and equipment, net	$2,012,710	$2,035,449

For the year ended December 31, 2013, there were approximately $56.4 million of capitalized additions including a progress payment for the Seven Seas Explorer newbuild of $22.0 million and ship improvements and refurbishments completed on the existing fleet. During 2012, there was approximately $30.8 million of capital additions including ship improvements and refurbishments completed on the existing fleet. For the years ended December 31, 2013, 2012, and 2011, approximately $0.1 million, $0.8 million (net of insurance reimbursements of $0.2 million) and $1.2 million, respectively, of property and equipment, net, were written-off as disposals. We capitalized interest costs of $0.7 million, $1.2 million and $2.8 million during 2013, 2012 and 2011, respectively.

In 2012, the delivery of the Riviera was delayed. In accordance with our contract, we received liquidating damages of $8.1 million. Of the monies received, $7.8 million was recorded as a reduction of the basis of the ship as there was no identifiable benefit in exchange for the payment. The remainder of the payment was used to reduce actual expenses incurred as a result of the delay.

Depreciation and amortization expense on assets in service amounted to $79.2 million, $88.3 million and $75.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. Repair and maintenance expenses, excluding drydock expenses, were $26.9 million, $24.7 million and $20.6 million for the years ended December 31, 2013, 2012 and 2011, respectively and are recorded in other ship operating expenses in the consolidated statements of operations. Drydock expenses, recorded within other cruise operating expenses in the consolidated statements of operations, were $5.1 million, $6.8 million and $12.0 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Note 4.   Goodwill and Identifiable Intangible Assets

Goodwill

In 2013 and 2012, we completed our annual goodwill impairment test and determined there was no impairment. We performed our annual impairment testing as of September 30th. We elected not to perform a qualitative assessment and instead performed the two-step quantitative goodwill impairment test. Based on the discounted cash flow model, we determined that the fair value of the reporting unit exceeded the carrying value and is therefore not impaired. The principal assumptions used in our cash flow model related to forecasting future operating results, includes discount rate, net revenue yields, net cruise costs including fuel prices, capacity changes, weighted-average cost of capital for comparable publicly-traded companies and terminal values, which are all considered level 3 inputs.

The estimation of fair value utilizing discounted expected future cash flows includes numerous uncertainties which require significant judgments when making assumptions of expected revenues, operating costs, selling and administrative expenses, capital expenditures, as well as assumptions regarding the cruise vacation industry competition and business conditions, among other factors. It is reasonably possible that changes in our assumptions and projected operating results above could lead to impairment of our goodwill. There were no triggering events that occurred between our impairment testing date and reporting date.

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Identifiable Intangible Assets

In 2008, we recorded identifiable intangible assets consisting of trade names and customer relationships. The trade names acquired in this transaction, “Seven Seas Cruises” and “Luxury Goes Exploring,” were determined to have indefinite lives.

In 2011, we amended our agreement with Regent Hospitality Worldwide, which granted us exclusive and perpetual licensing rights to use the “Regent” trade name and trademarks (“Regent licensing rights”) in conjunction with cruises, subject to the terms and conditions stated in the agreement. The original 10 year license agreement to use the “Regent” trade name and trademarks was originally accounted for as an operating lease and is exclusive from the acquired trade names of “Seven Seas Cruises” and “Luxury Goes Exploring.”

The Regent licensing rights required an immediate payment of $5.1 million and deferred payments of $4.0 million over 2 years. The immediate payment of $5.1 million included payment for accrued royalty fees under the previous agreement. The payment was applied first to the liability for previously owed royalty fees with the remainder applied to the intangible asset and legal fees for $4.5 million. The $4.0 million deferred payments have been recorded net of a discount of $0.6 million relating to the present value of the deferred payments associated with the amended license agreement and were being accreted through February 2013. The resulting $7.9 million intangible asset is being amortized over an estimated useful life of 40 years. The amendment and subsequent capitalization of the Regent licensing rights had no impact on the acquired trade names as part of the Regent Seven Seas Transaction, as both transactions were separate and unrelated. The outstanding balance of $2.0 million was paid in February 2013. The liability was recorded in accrued expenses in the accompanying consolidated balance sheets.

On January 2013, the former President of SSC stepped down from his role and became a consultant to us. We entered into a separation agreement and an independent contractor agreement (“Agreements”) with the former President of SSC. Severance of $0.7 million was paid for the year ended December 31, 2012, pursuant to his then-existing employment agreement. The Agreements have terms of 24 months and have been treated as an intangible asset. At inception, the non-compete clause within the Agreements was valued at $0.6 million and represents an intangible asset in accordance with ASC 350—Intangibles. The intangible asset has a finite useful life and is being amortized over the term of the Agreements.

Our identifiable intangible assets, except the trade names acquired in the purchase of SSC, are subject to amortization over their estimated lives and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on market factors and operational considerations. Identifiable intangible assets not subject to amortization, such as trade names, are reviewed for impairment whenever events or circumstances indicate, but at least annually, by comparing the estimated fair value of the intangible asset with its carrying value.

We elected not to perform a qualitative assessment and instead performed the annual quantitative impairment test of our trade names as of September 30th using the relief-from-royalty method. The royalty rate used is based on comparable royalty agreements in the tourism and hospitality industry, which was applied to the projected revenue to estimate the royalty savings and discounted to derive the fair value at September 30th. The discount rate used was the same rate used in our goodwill impairment test. Based on the discounted cash flow model, we determined the fair value of our trade names exceeded their carrying value and are therefore not impaired. The estimation of fair value utilizing discounted expected future cash flows includes numerous uncertainties that require significant judgments when developing assumptions of expected revenues, operating costs, selling and administrative expenses, capital expenditures and future impact of competitive forces. It is reasonably possible that changes in our assumptions and projected operating results used in our cash flow model could lead to an impairment of our trade name.

As of December 31, 2013 and 2012, the net balance of identifiable intangible assets was $81.3 million and $83.6 million, respectively. The following tables provide information on the gross carrying amounts, accumulated amortization, and net balances of these identifiable intangible assets as of December 31, 2013 and 2012.

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(in thousands)

	2013
	Gross Carrying Amount	Accumulated Amortization	Net
Regent licensing rights	$7,892	$(559)	$7,333
Customer relationships	14,205	(14,007)	198
Non-compete agreement	615	(282)	333
	22,712	(14,848)	7,864
Intangible assets not subject to amortization:
Trade names	73,460	—	73,460
Identifiable intangible assets	$96,172	$(14,848)	$81,324

(in thousands)

	2012
	Gross Carrying Amount	Accumulated Amortization	Net
Regent licensing rights	$7,892	$(361)	$7,531
Customer relationships	14,205	(11,640)	2,565
	22,097	(12,001)	10,096
Intangible assets not subject to amortization:
Trade names	73,460	—	73,460
Identifiable intangible assets	$95,557	$(12,001)	$83,556

Intangible amortization expense for the years ended December 31, 2013, 2012 and 2011 was $2.8 million, $2.6 million and $2.5 million, respectively. The following table provides information about the future estimated amortization expense over the next five years for the identifiable intangible assets:

(in thousands)

For the year ended December 31,
2014	$703
2015	223
2016	197
2017	197
2018	197
$1,517

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Note 5.   Debt

Long-term bank debt and senior secured notes consist of the following:

(in thousands)

	As of December 31,
	2013	2012
OCI term loan, first lien, through 2020	$299,250	$—
OCI term loan, first lien, due 2015	—	231,688
OCI term loan, second lien, due 2014	—	4,843
OCI term loan, second lien, due 2015	—	70,157
OCI Marina newbuild debt, due through 2023	424,123	446,445
OCI Riviera newbuild debt, due through 2024	471,611	471,611
SSC term loan, first lien, due through 2018	296,250	296,250
SSC senior secured notes, due 2019	225,000	225,000
Total Debt	1,716,234	1,745,994
Less: Debt discount	(29,690)	(32,778)
Carrying value of debt	1,686,544	1,713,216
Less: Current portion of long-term debt	(95,560)	(22,322)
Plus: Current portion of debt discount	5,234	4,762
Long-term portion	$1,596,218	$1,695,656

OCI First Lien Term Loan

In March 2011, OCI’s first lien term loan credit agreement was amended. After the amendment, $34.6 million of the outstanding principal balance was due to mature in April 2013 at a rate of LIBOR plus a margin of 2.25% and $231.7 million of the outstanding principal balance was due to mature in April 2015 at a rate of LIBOR plus a margin of 4.75%. The amendment was treated as a modification in accordance with the guidance in ASC 470: Debt, as the terms of the term loan were substantially the same before and after the amendment. Prior existing debt issuance costs and the new debt issuance costs associated with the amendment are being amortized over the life of the new term loan. The next scheduled principal payment for each of the term loans is at maturity.

In December 2012, the outstanding term loan principal balance of $34.6 million maturing in April 2013 was repaid. As such, OCI wrote off the entire loan balance and the associated deferred financing costs of $0.1 million, net of accumulated amortization of $0.7 million.

During July 2013, OCI repaid its outstanding $231.7 million first lien term loan and $75.0 million second lien term loan, as amended in connection with OCI first lien credit facility as discussed below.

OCI Second Lien Term Loan

In October 2012, OCI’s second lien term loan credit agreement was amended. Of the $75.0 million outstanding principal loan balance due to mature in April 2014, $70.2 million was extended 12 months, to mature in April 2015, at an increased rate of LIBOR plus a margin of 8.75%. The terms governing the remaining outstanding portion of the second lien term loan in the amount of $4.8 million did not change. The amendment was treated as a modification in accordance with the guidance in ASC 470: Debt, as the terms of the term loan were substantially the same before and after the amendment. Prior existing debt issuance costs and the new debt issuance costs were amortized over the life of the new term loan. During July 2013, OCI repaid its outstanding $75.0 million second lien term loan, as amended, in connection with the financing of the OCI first lien credit facility.

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OCI First Lien Credit Facility

During July 2013, OCI entered into a new $375.0 million first lien credit facility consisting of a $300.0 million first lien term loan, which has a rate of LIBOR, with a floor of 1%, plus a margin of 5.75% and includes an original issue discount of 1% maturing July 2020. The first lien credit facility term loan requires quarterly payments of principal equal to 0.25% of the original principal amount of the term loan beginning in December 2013, with the remaining unpaid amount due and payable at maturity. Borrowings under the first lien term loan are prepayable in whole or in part at any time without penalty, but are subject to a prepayment premium in the event of a refinancing of the term loan within twelve months of the closing date. This transaction also included a new revolving credit facility of $75.0 million replacing OCI’s previous revolving credit facility of $35.0 million. We applied ASC 470-50 Debt—Modifications and Extinguishments to this transaction. After evaluating the criteria as applicable to syndicated loans, the refinancing resulted in both an extinguishment of debt for certain creditors whose balances were entirely re-paid, and a debt modification for certain creditors whose terms were not substantially different before and after the amendment. The new fees paid and previously existing deferred financing costs were proportionally allocated between modification and extinguishment. Of the $5.4 million in fees, $4.7 million were capitalized and are being amortized over the remaining term of the new debt. New fees and previously existing deferred financing costs allocated to the extinguishment were included in the calculation of loss on early extinguishment of debt, which resulted in a loss of $1.9 million and was recorded within other income (expense) in the consolidated statement of operations for the year ended December 31, 2013.

OCI Revolving Credit Facility

OCI’s revolving credit facility of $75.0 million has a rate of LIBOR with a floor of 1%, plus a margin of 5.75% and matures in July 2018. OCI is required to pay a quarterly commitment fee of up to 0.5% on the aggregate unused and uncanceled commitments under the revolving credit facility.

At December 31, 2013 and 2012, the total undrawn amount available under the OCI revolving credit facility was $75.0 million and $35.0 million, respectively.

OCI Newbuild Financing

On April 27, 2012, OCI took delivery of Riviera and financed $539.0 million. This loan facility included funds to cover 80% of the construction contract of the ship, the settlement of the related euro foreign currency hedges and the balance of the export credit agency fee. The newbuild loan facility is 95% guaranteed to the lenders by Servizi Assicurativi del Commercio Estero (“SACE”), the official export credit agency of Italy. OCI is required to make 24 semi-annual principal payments on the loan commencing six months subsequent to the draw-down date of April 27, 2012. The loan facility is based on six-month LIBOR plus a margin of 0.55%. However, if a market disruption event occurs as defined by the lenders, the floating interest rate can be amended to include an adjusted spread. As of December 31, 2013 the all-in interest rate, which did not include an adjusted spread, was 0.91%. The annual effective interest rate was 3.03%. In December 2012, OCI prepaid $44.9 million for the principal payments due in April and October 2013. The outstanding balance as of December 31, 2013, and 2012 totaled $471.6 million. Associated with the Riviera newbuild loan facility, PCI issued a $15.0 million letter of credit in 2012, which was issued for the benefit of the lenders and automatically renews each year. PCH guarantees this financing arrangement.

During 2012, the floating interest rate on the Riviera newbuild loan facility was amended to include an adjusted spread calculation that references the USD/EUR basis swap index and the IBOXX Euro Average, which is capped at 1%. In accordance with ASC 815-15-20, Derivatives and Hedging (“ASC 15”) we evaluated the characteristics of the adjusted spread and determined that it met the criteria of an embedded derivative as defined by the codification. We determined that this embedded derivative feature required bifurcation from its host contract in accordance with ASC 815. At inception, the bifurcation of the embedded derivative from the loan agreement resulted in a discount to the face value of the loan agreement of approximately $17.5 million, which is being amortized to interest expense over the life of the loan agreement under the effective interest method.

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During October 2013 the lenders notified us that the market disruption event no longer existed and the adjusted spread would cease to apply as of the next interest period rate reset, on October 27, 2013. The fair value of the Riviera newbuild loan facility embedded derivative as of December 31, 2013 is $0.0 million as we estimate that the adjusted spread will no longer be activated for the remainder of the loan agreement. Debt discount accretion was $2.3 million and $1.7 million for the year ended December 31, 2013 and 2012, respectively.

On January 19, 2011, OCI took delivery of Marina and financed $535.7 million. Similar to the newbuild loan facility in place for Riviera, this loan facility included funds to cover 80% of the construction contract of the ship, the settlement of the related euro foreign currency hedges and the balance of the export credit agency fee. The newbuild loan facility is 95% guaranteed to the lenders by SACE. OCI is required to make 24 semi-annual principal payments on the loan commencing six months subsequent to the draw-down date of January 19, 2011. The loan facility is based on six-month LIBOR plus a margin of 0.55%. However, if a market disruption event occurs as defined by the lenders, the floating interest rate can be amended to include an adjusted spread. As of December 31, 2013 the all-in interest rate, including an adjusted spread, was 1.10%. The annual effective interest rate was 3.30%. In December 2012, OCI prepaid $22.3 million for the principal payment due in January 2013. The outstanding balance as of December 31, 2013 and 2012 totaled $424.1 million and $446.4 million, respectively. Associated with our Marina newbuild loan facility, PCI issued a $15.0 million letter of credit in 2011, which was issued for the benefit of the lenders and automatically renews each year. PCH guarantees this financing arrangement.

During 2012, the floating interest rate on the Marina newbuild loan facility was amended to include an adjusted spread calculation that references the USD/EUR basis swap index and the IBOXX Euro Average and is capped at 1%. In accordance with ASC 815, we evaluated the characteristics of the adjusted spread and determined that it met the criteria of an embedded derivative as defined by the codification. We determined that this embedded derivative feature required bifurcation from its host contract in accordance with ASC 815. At inception, the bifurcation of the embedded derivative from the loan agreement resulted in a discount to the face value of the loan agreement of approximately $16.6 million, which is being amortized to interest expense over the life of the loan agreement under the effective interest method.

During October 2013, the lenders notified us that the market disruption event no longer existed and the adjusted spread would no longer be required effective at the next scheduled interest rate reset on January 19, 2014. The fair value of the Marina newbuild loan facility embedded derivative as of December 31, 2013 is approximately $34,000. Debt discount accretion was $2.5 million for the years ended December 31, 2013 and 2012.

SSC First Lien Credit Facility

In August 2012, SSC terminated its previously existing $465.0 million credit facility, consisting of both a $425.0 million term loan and a $40.0 million revolving credit facility, with a syndicate of financial institutions. SSC repaid the outstanding term loan balance of $293.5 million, accrued interest of $1.0 million and third party fees of $0.1 million. SSC also wrote off approximately $4.4 million of previously recorded deferred financing costs associated with the terminated credit facility. The repayment of the debt met the liability derecognition criteria in ASC Topic 405, Extinguishment of Liabilities, and as such, a loss of $4.5 million on early extinguishment of debt was recorded and is included in other income (expense) in our consolidated statements of operations and within operating activities in our consolidated statements of cash flows.

Concurrent with the termination of the first lien credit facility, SSC entered into a $340.0 million credit agreement consisting of a $300.0 million term loan and a $40.0 million revolving credit facility with a unrelated syndicate of financial institutions. Borrowings under the term loan and revolving credit facility bear interest at LIBOR with a floor of 1.25%, and an applicable margin of either 4.75% or 5.0% based on the Total Senior Secured Bank Leverage Ratio (as defined in the credit agreement). The margin was 5.0%. The term loan requires quarterly payments of principal equal to $0.75 million beginning in December 2012, with the remaining unpaid amount due and payable at maturity. Borrowings under the term loan are repayable in whole or in part at any time without penalty, but are subject to a prepayment premium in the event of a refinancing of the term loan within twelve months. The term loan matures on December 21, 2018, at which time all outstanding amounts under the term loan will be due and payable. In addition, SSC

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is required to pay a quarterly commitment fee of either 0.375% or 0.5%, based on a loan-to-value ratio, upon the aggregate unused and uncanceled commitments under the revolving credit facility. The current commitment fee is 0.5%. The revolving credit facility matures on August 21, 2017, at which time all outstanding amounts under the revolving credit facility will be due and payable. The proceeds from the credit agreement were used to repay the first lien term loan, as discussed above.

The $340.0 million credit agreement included an original issue debt discount of $3.0 million. This amount is recorded as a reduction to the gross debt and is being accreted over the agreement term using the effective interest method. We have presented the debt, net of the original debt discount in our consolidated balance sheets. The discount is not considered an asset separable from the debt and we have allocated the discount between current and long-term debt. Additionally, SSC recorded $6.8 million in debt issuance costs. Deferred debt issuance costs are amortized to income using the effective interest method and are included net of amortization within other current assets and other assets in the accompanying consolidated balance sheets.

In February 2013, SSC amended its previously existing $340.0 million credit agreement, consisting of a $300.0 million term loan and $40.0 million revolving credit facility. Interest on SSC’s term loan is calculated based upon LIBOR, with a floor of 1.25%, plus an applicable margin. In conjunction with this amendment, the applicable margin on the outstanding balance of $296.3 million was repriced to 3.5% from either 4.75% or 5.0% based on a leverage ratio in the original term loan. Borrowings under the amended term loan are prepayable in whole or in part at any time without penalty, but are subject to a prepayment premium in the event of a refinancing of the term loan within twelve months of the amendment. SSC paid $3.7 million of accrued interest, $3.0 million for a prepayment penalty, $1.3 million in arranger fees and $0.2 million in legal fees in connection with the amendment. There was no change to the terms of the revolving credit facility or the maturity date of the term loan. There was also no impact on financial covenants, liquidity or debt capacity.

SSC applied ASC 470-50 Debt—Modifications and Extinguishments to this transaction. After evaluating the criteria as applicable to syndicated loans, the repricing resulted in an extinguishment of debt for certain creditors whose balances were entirely repaid. This repricing resulted in a debt modification for certain creditors whose terms were not substantially different before and after the amendment. The new fees paid and previously existing deferred financing costs were proportionally allocated between modification and extinguishment. Of the $4.5 million in fees, $3.1 million of the amendment fees were capitalized and are being amortized over the remaining term of the debt. New fees, previously existing deferred financing costs and debt discount of $1.2 million, $1.7 million and $0.8 million, respectively, allocated to the extinguishment were included in the calculation of gain or loss on early extinguishment of debt, which resulted in a loss of $3.7 million and was recorded within other income (expense) in the consolidated statement of operations for the year ended December 31, 2013.

As of December 31, 2013 and 2012, the total undrawn amount available under the SSC revolving credit facility was $40.0 million.

SSC Senior Secured Notes

In May 2011, SSC issued $225.0 million of senior secured notes (the “Notes”) at a rate of 9.125% through a private placement with registration rights. The Notes are due on May 15, 2019, with interest payments due semi-annually beginning in November 2011. The net proceeds from the Notes after the initial purchasers’ discount and estimated fees and expenses of $7.4 million, were approximately $217.6 million. SSC used $140.7 million of the proceeds from the offering to repay the second lien term loan, $29.0 million to pay down its first lien term loan and the remainder as unrestricted cash. SSC registered the Notes with the SEC in May 2012. SSC has the ability to redeem the Notes prior to the due date.

SSC Newbuild Financing

Effective July 2013, SSC entered into a definitive contract with Italy’s Fincantieri shipyard to build a luxury cruise ship to be named the Seven Seas Explorer. Under the terms of the contract, SSC will pay €343.0 million or approximately $471.3 million (calculated on the applicable exchange rate at December 31, 2013) to Fincantieri for the new vessel. During July 2013, SSC made a payment of approximately $22.0 million to Fincantieri for the initial installment payment for Seven Seas Explorer.

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In July 2013, SSC entered into a loan agreement providing for borrowings of up to approximately $440.0 million with a syndicate of financial institutions to finance 80% of the construction contract of Seven Seas Explorer, the settlement of related euro foreign currency hedges and the export credit agency fee. The twelve year fully amortizing loan requires semi-annual principal and interest payments commencing six months following the draw-down date. Borrowings under this loan agreement will bear interest, at our election, at either (i) a fixed rate of 3.43% per year, or (ii) six month LIBOR plus a margin 2.8% per year. SSC is required to pay various fees to the lenders under this loan agreement, including a commitment fee of 1.1% per year on the undrawn maximum loan amount payable semi-annually. Guarantees under this loan agreement are provided by SSC and PCH. The newbuild loan facility is 95% guaranteed to the lenders by Servizi Assicurativi del Commercio Estero (“SACE”), the official export credit agency of Italy. As of December 31, 2013, the total undrawn amount available under the loan agreement was approximately $440.0 million.

Debt Covenants

Our First Lien Credit Facilities contain a number of covenants that impose operating and financial restrictions including requirements that we maintain a maximum loan-to-value ratio, a minimum interest coverage ratio (applicable only to our revolving credit facilities, if drawn) and restrictions on our and our subsidiaries ability to, among other things, incur additional indebtedness, issue preferred stock, pay dividends on or make distributions with respect to our common stock, restrict certain transactions with affiliates, and sell certain key assets, principally our ships.

The newbuild loan facilities, as amended, contain financial covenants, including requirements that OCI and SSC maintain a minimum liquidity balance, that PCH as guarantor maintains a maximum total debt to EBITDA ratio, a minimum EBITDA to debt service ratio and a maximum total debt to adjusted equity ratio, on the last day of the calendar year. EBITDA, as defined in the loan agreement, includes certain adjustments for purposes of calculating the ratio. As of December 31, 2013, we are in compliance with all financial covenants.

The following schedule represents the annual maturities of third-party long-term debt (in thousands):

For the year ended December 31,
2014	$95,560
2015	95,560
2016	95,560
2017	95,560
2018	376,810
Thereafter	957,184
Total	$1,716,234

Interest expense on third-party debt, including interest rate swaps, was $70.4 million (net of capitalized interest of $0.7 million), $65.9 million (net of capitalized interest of $1.2 million) and $46.3 million (net of capitalized interest of $2.8 million) for the years ended December 31, 2013, 2012 and 2011, respectively.

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Note 6.   Related Party Notes Payable and Warrants

Initial Issuance

In connection with the 2008 Reorganization, we issued eleven promissory notes to Apollo totaling $512.4 million. The promissory notes are subordinate to all third-party non-trading debt. Eight of the promissory notes for a total of $325.0 million (“5% Notes”) bear interest at a rate of 5% per annum, cumulative, compounding semi-annually. The principal and interest are due upon note maturity. The other three promissory notes for a total of $187.4 million are non-interest bearing. The eleven promissory notes mature at the earlier of a qualified public offering, the sale of PCI, or on the 10th anniversary of the issue date of the promissory note.

Also in 2008, PCI granted 8.1 million warrants to Apollo to purchase common stock bearing a 5% payment-in-kind (“PIK”) dividend rate per annum with dividends being cumulative, compounding semi-annually, and payable in additional warrants (“5% Dividend”). An additional 4.7 million non-dividend paying warrants were also granted to Apollo on January 31, 2008. All warrants granted on January 31, 2008 have an exercise price of $40.02355, are immediately exercisable, and expire at the earlier of a qualified public offering, the sale of PCI, or on the 10th anniversary of the issue date of the warrant agreement.

The warrants have been accounted for as equity, as an increase to additional paid in capital, in accordance with ASC 480 Distinguishing Liabilities from Equity. As there were multiple classes of instruments (promissory notes, warrants, and common stock) issued during 2008, the proceeds were allocated to each type of instrument at the investor level based on the relative fair values on the issuance date in accordance with ASC 470 resulting in a discount to the promissory notes.

The value assigned at inception to the promissory notes, warrants, and common stock was $408.1 million, $215.4 million, and $234.7 million, respectively. The discount to the face value of the note was approximately $116.5 million, which is being amortized to interest expense over the ten-year period of the promissory note under the effective interest method. The annual effective interest rates range from 4.19% to 6.75%.

2010 and 2009 Issuances

During 2010 and 2009, we issued promissory notes totaling approximately $83.6 million and $99.2 million, which all occurred in conjunction with grants of 5% Dividend warrants to purchase common stock. Each issuance in 2010 and 2009 contain the same terms. The promissory notes are subordinate to all third-party non-trading debt and bear interest at a rate of 5% per annum, cumulative, compounding semi-annually. The principal and interest are due upon note maturity; there is no interest cancellation feature on these promissory notes. The promissory notes mature at the earlier of a qualified public offering, the sale of PCI or on the 10th anniversary of the effective date of the promissory note. All warrants issued in 2010 and 2009 have an exercise price of $9.25, are immediately exercisable and expire at the earlier of a qualified public offering, the sale of PCI or on the 10th anniversary of the effective date of the warrant agreement.

The warrants have been accounted for as equity in accordance with ASC 480 and the proceeds were allocated to promissory notes and warrants based on their relative fair values on the issuance date in accordance with ASC 470. The value assigned to each respective warrant issuance was initially recorded as a discount to the face value of the corresponding note with an offsetting increase to additional paid in capital. The debt discounts are being amortized to interest expense over the ten-year period of the promissory notes under the effective interest method. The annual effective interest rates range from 12.15% to 15.30% in 2013, 2012 and 2011. There were no issuances of promissory notes or warrants during 2013, 2012, 2011.

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Related party notes payable, including accrued interest, consist of the following:

(in thousands)

	As of December 31,
	2013	2012
Apollo term notes, 5% interest, due April 27, 2017	$382,513	$364,081
Apollo term notes, 5% interest, due June 19, 2017	69,041	65,714
Apollo term notes, non-interest bearing, due January 31, 2018	187,431	187,431
Apollo term notes, 5% interest, due May 18, 2019	62,816	59,789
Non-Apollo term notes, 5% interest, due August 1, 2019	16,492	15,697
Apollo term notes, 5% interest, due December 24, 2019	30,490	29,020
Non-Apollo term notes, 5% interest, due December 31, 2019	13,354	12,711
Apollo term notes, 5% interest, due May 6, 2020	62,167	59,172
Apollo term notes, 5% interest, due October 26, 2020	27,068	25,764
Non-Apollo term notes, 5% interest, due November 19, 2020	9,960	9,480
	861,332	828,859
Less: Unamortized discount on related party notes payable	149,715	167,555
Long-term portion	$711,617	$661,304

The annual maturities of related party notes payable are due beginning in 2017 and through 2020.

Interest expense on related party notes was $32.5 million, $30.9 million and $29.4 million for the years ended December 31, 2013, 2012 and 2011, respectively, and has been added to long-term related party notes payable in the accompanying consolidated balance sheets. Debt discount accretion of $17.8 million, $15.3 million and $13.0 million for the years ended December 31, 2013, 2012 and 2011, respectively, is included in interest expense, net in the consolidated statements of operations.

Note 7.   Derivative Instruments, Hedging Activities and Fair Value Measurements

We are exposed to market risks attributable to changes in interest rates, foreign currency exchange rates and fuel prices. We manage these risks through a combination of our normal operating and financing activities and through the use of derivative financial instruments pursuant to our hedging practices and policies as described below. The financial impacts of these hedging instruments are primarily offset by corresponding changes in the underlying exposures being hedged. We achieve this by closely matching the amount, term and conditions of the derivative instrument with the underlying risk being hedged. We do not hold or issue derivative financial instruments for trading or other speculative purposes. We monitor our derivative positions using techniques including market valuations and sensitivity analyses.

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates to our long-term debt obligations including future interest payments. We use interest rate swap agreements to modify our exposure to interest rate fluctuations and to manage our interest expense.

In July 2011, OCI entered into three forward starting interest rate swap agreements to hedge the variability of the interest payments related to the outstanding variable rate debt associated with the Marina newbuild financing. The first swap, with an amortizing notional amount of $450.0 million at inception, was effective beginning January 19, 2012 and matured on January 19, 2013. The second swap, with an amortizing notional amount of $405.4 million became effective on January 19, 2013 and matured on January 19, 2014. The third swap, with an amortizing notional amount of $360.8 million became effective January 19, 2014 and matures on January 19, 2015. All three interest rate swaps are designated as cash-flow hedges and qualify for hedge accounting treatment. The changes in fair value of the effective portion of the interest rate swaps are recorded as a component of accumulated other comprehensive income (loss) on our consolidated balance sheets.

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In March 2013, OCI entered into three forward starting interest rate swap agreement to hedge the variability of the interest payments related to the variable rate debt associated with the Marina and Riviera newbuild loan facility. The Marina interest rate swap, with an amortizing notional amount of $300.0 million at inception, becomes effective January 20, 2015 and matured on January 19, 2016. The first Riviera interest rate swap, with an amortizing notional amount of $422.4 million at inception, became effective on October 28, 2013 and matures on October 27, 2014. The second Riviera interest rate swap, with an amortizing notional amount of $377.6 million at inception becomes effective October 27, 2014 and matures on October 27, 2015.

All OCI interest rate swaps are designated as cash-flow hedges and meet the requirements to qualify for hedge accounting treatment. The changes in fair value of the effective portion of the interest rate swaps are recorded as a component of accumulated other comprehensive income (loss) on our consolidated balance sheets. The total notional amount of interest rate swap agreements for OCI effective and outstanding as of December 31, 2013 and 2012 was $805.5 million and $427.7 million, respectively. There was no ineffectiveness recorded for the year ended December 31, 2013 and 2012.

During 2008, SSC entered into an interest rate swap agreement with a notional amount of $400.0 million to limit the interest rate exposure related to its long-term debt. This interest rate swap, which matured on February 14, 2011, was designated as a cash flow hedge and the change in fair value of the effective portion of the interest rate swap was recorded as a component of accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets. SSC had no interest rate swaps outstanding as of December 31, 2013 and 2012.

Foreign Currency Exchange Risk

Our exposure to market risk for changes in foreign currency exchange rates relates to our Euro-denominated payments related to our newbuild ship contract, vessel drydock and other operational expenses denominated in currencies other than the U.S. dollar.

During August 2013, SSC entered into a foreign currency collar option with an aggregate notional amount €274.4 million ($377.1 million at December 31, 2013) to limit the exposure to foreign currency exchange rates for Euro denominated payments related to the ship construction contract for the Seven Seas Explorer. The notional amount of the collar represents 80% of the construction contract of the vessel due at delivery. This foreign currency collar option was designated as a cash flow hedge at the inception of the instrument and will mature June 2016. The estimated fair value of the foreign currency effective portion of the derivative was recorded as a component of accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets. There was no ineffectiveness recorded as of December 31, 2013. Ineffective portions of the future changes in fair value of the instrument will be recognized in other income (expense) in the statement of operations.

During 2012, we entered into foreign currency swaps with an aggregate notional amount of €2.8 million ($3.6 million as of December 31, 2012) to limit the exposure to foreign currency exchange rates for Euro denominated payments related to vessel drydock and other operational expenses. The foreign currency swaps do not qualify for hedge accounting; therefore, the changes in fair values of these foreign currency derivatives are recorded in other income (expense) in the accompanying consolidated statements of operations. There were no outstanding foreign currency swap agreements as of December 31, 2012.

Fuel Price Risk

Our exposure to market risk for changes in fuel prices relates primarily to the consumption of fuel on our vessels. We use fuel derivative swap agreements to mitigate the financial impact of fluctuations in fuel prices. The fuel swaps do not qualify for hedge accounting; therefore, the changes in fair value of these instruments are recorded in other income (expense) in the accompanying consolidated statements of operations.

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As of December 31, 2013 and 2012, we entered into the following fuel swap agreements:

	Fuel Swap Agreements
	As of December 31, 2013	As of December 31, 2012
	(in barrels)
2013	—	528,975
2014	495,900	224,550
2015	123,300	—

	Fuel Swap Agreements
	As of December 31, 2013	As of December 31, 2012
	(% hedged – estimated consumption)
2013	—%	56%
2014	50%	24%
2015	12%	—%

We have certain fuel derivative contracts that are subject to margin requirements. For these specific fuel derivative contracts, on any business day, we may be required to post collateral if the aggregate mark-to-market exposure exceeds $3.0 million. The amount of collateral required to be posted is an amount equal to the difference between the mark-to-market exposure and $3.0 million. As of December 31, 2013 and 2012, we were not in a liability position related to this counterparty and therefore, we were not required to post any collateral for our fuel derivative instruments.

At December 31, 2013 and 2012 the fair values and line item captions of derivative instruments designated as hedging instruments under FASB ASC 815-20 were:

(in thousands)

		Fair Value as of December 31,
	Balance Sheet Location	2013	2012
Foreign currency collar	Other long-term assets	$2,702	$—
Total derivative assets		$2,702	$—
Interest rate swaps	Current liabilities – derivative liabilities	$7,055	$2,206
Interest rate swaps	Other long-term liabilities	4,249	8,730
Total derivative liabilities		$11,304	$10,936

At December 31, 2013 and 2012, the fair values and line item captions of derivative instruments not designated as hedging instruments under FASB ASC 815-20 were:

(in thousands)

		Fair Value as of December 31,
	Balance Sheet Location	2013	2012
Fuel hedges	Other current assets	$1,657	$1,179
Fuel hedges	Other long-term assets	194	1,608
	Total Derivatives Assets	$1,851	$2,787
Fuel hedges	Current liabilities – Derivative liabilities	$—	$278
Embedded derivatives	Current liabilities – Derivative liabilities	34	3,760
Embedded derivatives	Other long-term liabilities	—	15,330
	Total Derivatives Liabilities	$34	$19,368

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The effect of derivative instruments qualifying and designated as hedging instruments on the consolidated financial statements for the year ended December 31, 2013 was as follows (in the tables below other comprehensive income is abbreviated as OCI):

(in thousands)

	Amount of Gain/(Loss) Recognized on OCI Derivative (Effective Portion)	Location of Gain/(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain/(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain/(Loss) Recognized in Income on Derivative (Ineffective Portion excluded from Effectiveness Testing)	Amount of Gain/(Loss) Recognized in Income on Derivative (Ineffective Portion excluded from Effectiveness Testing)
Interest rate swaps	$(367)	N/A	$—	N/A	$—
Foreign currency collars	2,702	Depreciation and amortization expense	(1,735)	N/A	—
Total	$2,335		$(1,735)		$—

The effect of derivative instruments qualifying and designated as hedging instruments on the consolidated financial statements for the year ended December 31, 2012 was as follows:

(in thousands)

	Amount of Gain/(Loss) Recognized in OCI Derivative Instruments (Effective Portion)	Location of Gain/(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain/(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain/(Loss) Recognized in Income on Derivative Instruments (Ineffective Portion excluded from Effectiveness Testing)	Amount of Gain/(Loss) Recognized in Income on Derivative Instruments (Ineffective Portion excluded from Effectiveness Testing)
Interest rate swaps	$(4,600)	Interest expense, net	$—	N/A	$—
Foreign currency collars	—	Depreciation and amortization expense	(1,561)	N/A	—
Total	$(4,600)		$(1,561)		$—

The effect of derivative instruments qualifying and designated as hedging instruments on the consolidated financial statements for the year ended December 31, 2011 was as follows:

(in thousands)

	Amount of Gain/(Loss) Recognized in OCI on Derivative Instruments (Effective Portion)	Location of Gain/(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain/(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain/(Loss) Recognized in Income on Derivative Instruments (Ineffective Portion excluded from Effectiveness Testing)	Amount of Gain/(Loss) Recognized in Income on Derivative Instruments (Ineffective Portion excluded from Effectiveness Testing)
Interest rate swaps	$(3,524)	Interest expense, net	$(2,814)	N/A	$—
Foreign currency collars	37,504	Depreciation and amortization expense	(1,110)	N/A	—
Total	$33,980		$(3,924)		$—

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The effect of derivative instruments not designated as hedging instruments on the consolidated financial statements for the years ended December 31, 2013, 2012 and 2011 was:

(in thousands)

	Location of Gain (Loss) Recognized in Income on Derivative Instruments	Amount of Gain (Loss) Recognized in Income on Derivative Instruments
		For the Years Ended December 31,
		2013	2012	2011
Foreign currency swaps	Other income (expense)	$—	$(165)	$87
Foreign currency collars	Other income (expense)	—	10,035	(47,193)
Embedded derivatives	Other income (expense)	19,056	15,008	—
Fuel hedges	Other income (expense)	158	6,283	9,198
Total		$19,214	$31,161	$(37,908)

Fair Value Measurements

GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions which market participants would use in pricing the asset or liability based on the best available information under the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

•	Level 1 Inputs—Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•	Level 2 Inputs—Inputs other than quoted prices included within Level 1 that are observable for the asset and liability, either directly or indirectly.

•	Level 3 Inputs—Inputs that are unobservable for the asset or liability.

Fair Value of Financial Instruments

We use quoted prices in active markets when available to determine the fair value of our financial instruments. The fair values of our financial instruments that are not measured at fair value on a recurring basis are:

(in thousands)

	Carrying Value as of December 31,		Fair Value as of December 31,
	2013	2012	2013	2012
Long-term bank debt(a)	$1,461,544	$1,488,216	$1,492,762	$1,459,232
Senior secured notes	225,000	225,000	249,188	239,063
Long-term related party notes payable	711,617	661,304	877,129	632,724
Total	$2,398,161	$2,374,520	$2,619,079	$2,331,019

(a)	the December 31, 2013 and 2012 carrying value is net of $29.7 million and $32.8 million, respectively of debt discount.

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Long-term bank debt:   Level 2 inputs were used to calculate the fair value of our long-term debt which was estimated using the present value of expected future cash flows which incorporates our risk profile and, if applicable, the risk profile of SACE. The valuation also takes into account debt maturity and interest rate based on the contract terms.

Senior secured notes:   Level 2 inputs were used to calculate the fair value of our Notes which was estimated using quoted market prices.

Long-term related party notes payable:   Level 2 and 3 inputs are utilized to derive the fair value of our long-term related party notes payable. As described in “Note 6—Related Party Notes Payable and Warrants”, there are multiple classes of instruments (promissory notes, warrants and common stock) that are issued. Therefore, we have utilized an option pricing methodology to determine fair value. Level 2 inputs used in this methodology are risk-free rates and volatility, which are identical to our assumptions used to calculate our fair value equity awards in Note 8—“Share-Based Employee Compensation”. Level 3 inputs include our aggregate equity value, time to liquidity event date, dividend yields and breakpoints, which consider the rights, privileges and preferences of the various classes of the instruments. Our aggregate equity value was estimated using a weighted average of income and market approach method. Also, our dividend yield used was 0% as we do not anticipate paying dividends in the foreseeable future. There have been no issuances or repayments of the related party notes during the year ended December 31, 2013. Also, there were no movements of financial instruments in or out of Level 3 during the years ended December 31, 2013 and 2012.

Other financial instruments:   Due to their short-term maturities and no interest rate, currency or price risk, the carrying amounts of cash and cash equivalents, restricted cash, passenger deposits, accrued interest, and accrued expenses approximate their fair values. We consider these inputs to be level 1 as all are observable and require no judgment for valuation.

The following table presents information about our financial instrument assets and liabilities that are measured at fair value on a recurring basis:

(in thousands)

	As of December 31, 2013				As of December 31, 2012
Description	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets
Derivative financial instruments(a)	$4,553	$—	$4,553	$—	$2,787	$—	$2,787	$—
Total Assets	$4,553	$—	$4,553	$—	$2,787	$—	$2,787	$—
Liabilities
Derivative financial instruments(b)	$11,338	$—	$11,338	$—	$30,304	$—	$30,304	$—
Total liabilities	$11,338	$—	$11,338	$—	$30,304	$—	$30,304	$—

(a)	As of December 31, 2013, derivative financial instruments of $1.7 million are classified as other current assets and $2.9 million are classified as other long-term assets in the consolidated balance sheets. As of December 31, 2012, $1.2 million was classified as other current assets and $1.6 million was classified in other long-term assets.
(b)	As of December 31, 2013, derivative financial instruments of $7.1 million are classified as derivative liabilities and $4.2 million are classified as other long-term liabilities in the consolidated balance sheets. As of December 31, 2012, $6.2 million was classified as derivative liabilities and $24.1 million was classified in other long-term liabilities.

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Our derivative financial instruments consist of interest rate swaps, foreign currency exchange contracts, and fuel hedge swaps. Fair value is derived using the valuation models that utilize the income value approach. These valuation models take into account the contract terms such as maturity, and inputs such as forward interest rates, forward foreign currency exchange rates, forward fuel prices, discount rates, creditworthiness of the counter party and us, as well as other data points. The data sources utilized in these valuation models that are significant to the fair value measurement are classified as Level 2 sources in the fair value input level hierarchy.

Our derivative financial instruments also consist of embedded derivatives. Fair value is derived using the valuation models that utilize the income value approach. These valuation models take into account the contract terms such as maturity, and inputs such as forward interest rates, discount rates, IBOXX Euro Average, USD/EUR basis index, creditworthiness of the counter party and us, as well as other data points. The data sources utilized in these valuation models that are significant to the fair value measurement are classified as Level 2 sources in the fair value input level hierarchy.

Non-recurring Measurements of Non-financial Assets

Goodwill and indefinite-lived intangible assets not subject to amortization are reviewed for impairment on an annual basis or earlier if there is an event or change in circumstances that would indicate that the carrying value of these assets could not be fully recovered. For goodwill, if the carrying amount of the reporting unit exceeds the estimated discounted future cash flows, we measure the amount of the impairment by comparing the carrying amount of the reporting unit to its estimated fair value. For indefinite-lived intangible assets if the carrying amount of the asset exceeds the estimated discounted future cash flows, we measure the amount of the impairment by comparing the carrying amount of the asset to its fair value.

Other long-lived assets, such as our ships, are reviewed for impairment whenever events or changes in circumstances indicate its carrying amount may not be recoverable. If the carrying amount exceeds the estimated expected undiscounted future cash flows, we measure the amount of the impairment by comparing its carrying amount to its estimated fair value. The estimation of fair value measured by undiscounted or discounted expected future cash flows would be considered Level 3 inputs.

Note 8. Share-Based Employee Compensation

In 2008, PCI adopted the 2008 Stock Option Plan (“Plan”) whereby its board of directors may grant stock options to officers, key employees, consultants and directors. The Plan authorized grants of options of up to 4,720,000 shares of common stock for 2013 and 2012 and 4,500,000 shares of common stock for 2011. Options granted primarily vest proportionally over 3 years, 50% based on performance conditions and 50% based on employee service conditions. The contractual term of options granted during the years ended December 31, 2013 and 2012 is eight years.

During February 2013 and April 2012, the President and Chief Operating Officer of PCH was granted 100,000 and 600,000 options, respectively, to purchase PCI shares according to his employment contract. These options are time based and vest over 3 years on his employment anniversary date. The contractual term of these options is 8 years. Total compensation expense for these options was calculated at the PCI level. The fair value was estimated on the grant date using the Black-Scholes model which includes the fair value of PCI common stock determined at the approximate grant date. The estimated fair value of these stock options, totaled $0.3 million in 2013 and $1.4 million in 2012 and is amortized over the vesting period using the graded-vesting method.

On December 31, 2012, we modified approximately 489,000 performance based stock options of equity classified awards, including those options modified in December 2011. The modification was due to the change in expectation from improbable to probable that we would meet the performance condition. No other terms of the options were changed. We revalued these awards and recorded the full expense as of December 31, 2012.

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In December 2011, the Board of Directors modified approximately 344,000 performance based stock options recorded as equity classified awards. These equity classified awards would have been forfeited due to failure to achieve the specified performance condition. The Board of Directors modified the performance conditions of these options to allow the options to vest provided that performance targets are met in 2012. This modification was accounted for as a cancellation and a replacement grant. The replacement grant was treated as a new issuance and the fair value was remeasured at the date of modification.

During June 2009, a special award of 1,000,000 options with a grant date fair value of $3.4 million was granted to our Chief Executive Officer and Chairman of the Board. These options vest over a four year period, 50% after the first 24 months, 25% after 36 months and 25% after 48 months. The contractual term of the special award options is eight years.

To determine fair value of our common stock, we used a weighted average of the market and income valuation approaches. Weightings were assigned to the income approach and market approaches, which produced an indication of the invested capital value on a freely tradable basis at the valuation dates. These weightings were based on (i) a minority investor placing considerable weight on the Income Approach value because it relies directly on our forecasted operating results and market-derived rates of return and (ii) to a lesser extent, the Market Approach, because it reflects current market pricing and earnings and relies on an analysis of our direct competitors, which are considered to be alternative investments to an investment in us.

For the market approach, we analyzed comparable publicly-traded companies (the “Peer Group”). The data obtained from the Peer Group was converted to various standard valuation multiples. We used the enterprise value/revenue multiple and enterprise value/EBITDA multiple for the Peer Group. We considered these metrics to be the best indicators of free cash flows and the standard multiples used in a market valuation approach. These multiples were applied to our revenue and EBITDA, with equal weighting, to derive an enterprise value.

For the income approach, we used the discounted cash flow model to calculate the value of our total invested capital (debt and equity). An estimated cash flow growth rate was determined to reflect our estimate of our long-term prospects, to which we further applied a discount rate ranging from 12.5% to 14.3% in 2013, 2012 and 2011.

In order to compute our discount rate for the cash flow model, a weighted-average cost of capital (“WACC”) was determined. Our WACC is based on our capital structure consisting of both equity and debt. Our debt-to-capital ratio is projected to be 50% based on the expected long-term capital structure. The WACC was therefore weighted evenly between the cost of capital for debt and equity. The cost of debt capital was determined by considering a range of market rates for S&P B and BBB rated corporate bonds with similar terms. The remaining component of WACC, the cost of equity, is based on:

1.	Risk-free rate of return—The risk-free rate is based on the yield of a 20-year treasury bond (the range was between (2.5% and 4.1%);

2.	Equity risk premium—The equity risk premium is based on a compilation of equity risk premiums as compiled by various sources, such as Ibbotson & Associates, Pratt Range, Fama & French, etc. (5.75% was used throughout 2013, 2012 and 2011);

3.	Industry Beta—Industry Beta is based on our comparable companies (the range was between x2.21 and x2.56); and

4.	Size premium—Size premium is based on our market capitalization (the range was between 1.7% and 1.9%).

The differences between the rights, restrictions and preferences of the holders of common stock, warrants, and notes may result in potentially different future outcomes for each class. Therefore, to estimate the value of our common stock, it is necessary to allocate our enterprise value among the various classes of warrants, notes and common stock. To perform this allocation among the various instruments, we utilized the Black-Scholes option pricing model. From the common stock value derived in the Black-Scholes option

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pricing model, we added a further discount for lack of marketability (“DLOM”) of our common stock. We based the DLOM on the likelihood, timing and size of an initial public offering, forecasted dividends, and potential for industry consolidation. The DLOM used was 15%, for 2013, 2012 and 2011.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes model which includes the fair value of our common stock determined at the approximate grant date. The estimated fair value of stock options, less estimated forfeitures, is amortized over the vesting period using the graded-vesting method. Total compensation expense recognized for employee stock options was $1.4 million, $2.1 million and $2.2 million for the years ended December 31, 2013, 2012 and 2011, respectively, which is included within selling and administrative expense in the consolidated statements of operations. The total unrecognized compensation cost related to non-vested awards is $0.6 million for the year ended December 31, 2013. The weighted average period over which it is expected to be recognized is 1.5 years.

The assumptions used in the Black-Scholes model to fair value equity awards are as follows:

	2013	2012
Expected dividend yield	—%	—%
Expected stock price volatility	36.37% – 54.63%	36.37% – 61.66%
Risk-free interest rate	0.45% – 0.85%	0.25% – 1.03%
Expected option life	3.3 – 5 years	2 – 5 years

Since our common stock is not publicly traded, it is not practical to estimate the expected volatility of our share price. Therefore, the expected volatility is based on a combination of historical volatility for peer companies. The risk-free interest rate is based on U.S. Treasury securities with a remaining term equal to the expected option’s life assumed at the date of grant. The expected term is based on the average of contractual life, vested period of the options and expected employee exercise behavior. The estimated forfeiture rate represents an estimate which will be revised in subsequent periods if actual forfeitures differ from those estimates. The weighted average fair value of stock options granted during 2013, 2012 and 2011 was approximately $2.38 per share, $1.77 per share, and $1.64 per share, respectively. Stock option activity is summarized in the following table:

	Number of Options	Weighted- Average Exercise Price ($)	Weighted- Average Remaining Contractual Term (in years)
Outstanding at January 1, 2013	4,152,354	$13.28	5.08
Granted	456,500	6.46
Exercised	(3,500)	5.66
Forfeited or expired	(116,415)	14.47
Outstanding at December 31, 2013	4,488,939	12.64	5.08
Vested and expected to vest at December 31, 2013	4,476,187	12.66	4.47
Options exercisable at December 31, 2013	3,877,207	13.70	4.13

The total fair value of shares vested during the years ended December 31, 2013 and 2012 was $2.0 million and $2.3 million, respectively. At December 31, 2013 and 2012, the aggregate intrinsic value of options vested and expected to vest is $34.0 million and $0.8 million, respectively. The aggregate intrinsic value of options exercisable at December 31, 2013 and 2012 is $27.6 million and $0.3 million, respectively. There were no exercises of options that resulted in a material amount of cash received.

Note 9.   Stockholders’ Equity

Common stock

Our authorized common stock as of December 31, 2013 and 2012 consisted of 100 million shares of common stock with a par value of $0.01 per share. We had 13.6 million shares of common stock issued and outstanding as of December 31, 2013 and 2012.

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The holders of our common stock are entitled to one vote per share and participate equally in all dividends payable or distributions. Upon liquidation, dissolution, or winding up of PCI, holders of our common stock are entitled to receive a ratable share of the available net assets of PCI after payment of all debts and other liabilities. Our common stock has no preemptive, subscription, redemption or conversion rights.

Accumulated Other Comprehensive Loss

(in thousands)

	Changes related to Cash Flow Hedge
	2013	2012
Beginning balance	$(60,319)	$(57,280)
Other comprehensive income before reclassifications	2,335	(4,600)
Amount reclassified from accumulated other comprehensive income	1,735	1,561
Net current period other comprehensive income	4,070	(3,039)
Ending balance	$(56,249)	$(60,319)

Accumulated other comprehensive loss as of December 31, 2013, 2012 and 2011 was $56.2 million, $60.3 million and $57.3 million, respectively, which is primarily comprised of changes in derivative fair value of cash flow hedges for OCI’s new build ships. Since the cash flow hedges involve the purchase of fixed assets, they are considered forecasted transactions. As such, the gain or loss on the foreign currency cash flow hedges that are deferred in and classified as other comprehensive loss are being reclassified into earnings as the ships are depreciated over their estimated useful lives.

OCI’s original foreign currency collar associated with the Riviera newbuild matured in August 2011. The Riviera was delivered in April 2012 and as such, $15.7 million related to the collar will remain in other comprehensive loss and will be recognized within depreciation expense over the ship’s useful life. Our original foreign currency collar associated with the Marina newbuild matured in October 2010. The Marina was delivered in January 2011 and as such, $36.3 million related to the collar will remain in other comprehensive loss and will be recognized within depreciation expense over the ship’s useful life. For the years ended December 31, 2013, 2012 and 2011, $1.7 million, $1.6 million and $1.1 million, respectively, was reclassified from accumulated other comprehensive loss to depreciation and amortization expense in the consolidated statements of operations.

Note 10.   Earnings (Loss) Per Share

Our basic and diluted earnings per share were computed as follows:

(in thousands, except per share data)

	Years ended December 31,
	2013	2012	2011
Net income (loss) for basic and diluted earnings per share	$35,522	$(2,612)	$(69,722)
Weighted-average common stock outstanding	13,572	13,572	13,565
Dilutive effect of equity plan	1,109	—	—
Dilutive effect of warrants	4,176	—	—
Diluted weighted-average shares outstanding	18,857	13,572	13,565
Basic earnings per share	$2.62	$(0.19)	$(5.14)
Diluted earnings per share	$1.88	$(0.19)	$(5.14)
Anti-dilutive equity awards excluded from diluted earnings per share computation	—	—	—

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Note 11.   Related Party Transactions

OCI incurred Apollo management fees of $0.9 million in 2013, 2012 and 2011. These expenses are included in selling and administrative expenses in the accompanying consolidated statements of operations.

Note 12.   Income Taxes

We had an income tax benefit for the year ended December 31, 2013 of $0.2 million. We had income tax expense for the year ended December 31, 2012 of $0.2 million and income tax benefit for the year ended December 31, 2011 of $0.3 million.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2013 and 2012, relate primarily to net operating losses, depreciable assets, and book expenses not currently deductible for tax purposes. At December 31, 2013 and 2012, we had recorded deferred tax assets of approximately $31.2 million and $23.9 million, respectively, for which a full valuation allowance has been recorded. The increase in the valuation reserve is primarily due to net operating loss carryforwards generated in 2013.

In addition, we have recorded deferred tax liabilities of $1.5 million and $1.7 million for 2013 and 2012, respectively, which are recorded in other long-term liabilities in the accompanying consolidated balance sheets.

As of December 31, 2013, we have federal, state, and foreign net operating loss carryforwards of approximately $81.5 million, $0.4 million, and $0.0 million, respectively. The federal and state net operating loss carryforwards at December 31, 2013 expire between 2023 and 2033.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, we have recorded a full valuation allowance on our deferred tax assets.

We have analyzed our filing positions in all of the jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions. We have identified tax returns in France, the United Kingdom, and the United States as “major” tax jurisdictions, as defined. The only periods subject to examination for our returns are the 2010 and 2011 tax years for France, 2011 through 2013 tax years for the United Kingdom and 2010 through 2013 tax years for the United States.

(in thousands)

	Balance at beginning of period	Charged to costs and expenses(1)	Balance at end of period
December 31, 2013	$23,892	$7,302	$31,194
December 31, 2012	$15,858	$8,034	$23,892
December 31, 2011	$11,784	$4,074	$15,858

(1)	Increases in valuation allowance related to the generation of net operating losses and other deferred tax assets. No write-offs were recorded during the years presented.

United States Federal Income Tax

We derive our income from the international operation of ships. Under Section 883 of the Code (“Section 883”), certain foreign corporations, though engaged in the conduct of a trade or business within the United States, are exempt from U.S. federal income and branch profit taxes on gross income derived from or incidental to the international operation of ships. Applicable U.S. Treasury regulations provide that a foreign corporation will qualify for the benefits of Section 883 if, in relevant part, (i) the foreign country

34

in which the corporation is organized grants an equivalent exemption for income from the operation of ships of sufficiently broad scope to corporations organized in the U.S., and (ii) the foreign corporation is a controlled foreign corporation (a “CFC”) for more than half of the taxable year, and more than 50% of its stock is owned by qualified U.S. persons for more than half of the taxable year (the “CFC test”). Our 2012 tax returns were filed with tax authorities under Section 883 and our 2013 tax returns will also be filed under Section 883.

For U.S. federal income tax purposes, SSC and its non-U.S. subsidiaries are disregarded as entities separate from us and OCI is treated as a corporation. Both OCI and SSC rely on our ability as their parent corporation to meet the requirements necessary to qualify for the benefits of Section 883. We are organized as a company in Panama, which grants an equivalent tax exemption to U.S. corporations, and is thus classified as a qualified foreign country for purposes of Section 883. We are currently classified as a CFC and we believe we meet the ownership and substantiation requirements of the CFC test under the regulations. Therefore, we believe most of our income and the income of our ship-owning subsidiaries, which is derived from or incidental to the international operation of ships, is exempt from U.S. federal income taxation under Section 883. In 2005, final regulations became effective under Section 883, which, among other things, narrow somewhat the scope of activities that are considered by the Internal Revenue Service to be incidental to the international operation of ships. The activities listed in the regulations as not being incidental to the international operation of ships include income from the sale of air and land transportation, shore excursions, and pre- and post-cruise tours. To the extent the income from these activities is earned from sources within the United States that income is subject to U.S. taxation.

Individual State Income Taxes

We are subject to various U.S. state income taxes generally imposed on each state’s portion of the U.S. source income subject to federal income taxes. However, the state of Alaska imposes an income tax on its allocated portion of the total income of companies doing business in Alaska.

United Kingdom Corporation Tax

The Seven Seas Navigator and Seven Seas Voyager were operated by subsidiaries that were strategically and commercially managed in the United Kingdom (UK), and those subsidiaries elected to enter the UK tonnage tax regime. Effective February 4, 2013, both ships exited the UK tonnage regime upon transfer of the ships to the U.S. subsidiaries.

Corporate tax rate reductions from 23% to 21%, effective April 1, 2014 and from 21% to 20% effective April 1, 2015 were enacted in the United Kingdom on July 17, 2013. The effect of tax rate changes on existing deferred tax balances is recorded in the period in which the tax rate change law is enacted. The effect of these tax rate changes was the recognition of a deferred tax benefit of $0.2 million for the year ended December 31, 2013.

Panamanian and Other Foreign Income Taxes

Under Panamanian law, we are exempt from income tax on income from international transportation and should also be exempt from income tax in the other jurisdictions where the ships call if a tax treaty exists or when Panama grants a reciprocal exemption to countries who grant a reciprocal exemption to Panama. However, not all of the countries in which our ships call have income tax treaties or reciprocal exemption agreements with Panama. Accordingly, we may be subject to income tax in various countries depending on the tax laws of the specific countries upon which ports the ships call. In addition to or in place of income taxes, virtually all jurisdictions where our ships call impose taxes based on passenger counts, ship tonnage or some other measure. These taxes are recorded as other ship operating expenses in the accompanying consolidated statements of operations.

Note 13. Concentration Risk

We contract with a single vendor to provide many of our hotel and restaurant services including both food and labor costs. We incurred expenses of $115.4 million, $109.6 million and $101.2 million for the years ended December 31, 2013, 2012 and 2011, respectively, which are recorded in payroll, related and food in our consolidated statements of operations.

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Note 14.   Capital Lease Obligations

During 2011, we entered into an office lease for the combined headquarters of our subsidiaries, which extends through 2022. The lease was accounted for as capital leases under ASC-840: Leases.

As of December 31, 2013 and 2012, the capital lease asset was $7.3 million and $4.9 million, net of accumulated amortization of $1.5 million and $0.7 million, respectively, are included in property and equipment, net in the accompanying consolidated balance sheet. As of December 31, 2013 and 2012, the capital lease liability totaled $10.3 million and $7.3 million, respectively, including $7.8 million and $5.8 million, respectively, in other long-term liabilities in the accompanying consolidated balance sheet. Interest expense for the years ended December 31, 2013, 2012 and 2011 was $1.3 million, $0.8 million and $0.6 million, respectively. Amortization expense for the years ended December 31, 2013, 2012 and 2011 was $0.8 million, $0.4 million and $0.2 million, respectively, and is included in depreciation and amortization expense in the accompanying statements of income and comprehensive income.

The following schedule represents the future minimum lease payments under our capital lease obligation (in thousands) as of December 31, 2013.

For the twelve months ending December 31,
2014	$1,799
2015	1,844
2016	1,891
2017	1,937
2018	1,986
Thereafter	8,268
Total minimum lease payments	17,725
Less: Amount representing interest(a)	(7,444)
Present value of total minimum lease payments	$10,281

(a)	Amount necessary to reduce total minimum lease payments to present value calculated at the Company’s incremental borrowing rate at lease inception.

Note 15.   Commitments and Contingencies

Operating Leases

We have several non-cancelable operating leases, primarily for office space, that expire at various times through 2021. Rental expense for operating leases amounted to approximately $1.8 million, $1.6 million and $2.9 million for the years ended December 31, 2013, 2012 and 2011, respectively.

The following schedule represents our lease contractual obligations as of December 31, 2013:

(in thousands)

Years Ended December 31,
2014	$1,081
2015	984
2016	499
2017	362
2018	370
Thereafter	1,164
Totals	$4,460

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Employment Agreements

We have entered into employee agreements with certain of our executive officers and key employees. These agreements provide for minimum salary levels, and in most cases, performance based bonuses that are payable if specified goals are attained. Some executive officers and key employees are also entitled to severance benefits upon termination or non-renewal of their contracts under certain circumstances. Additionally, if there is a change in control, some executive officers and key employees’ outstanding options will generally become fully vested and exercisable.

As of December 31, 2013, the approximate future minimum requirements under employment agreements, excluding discretionary and performance bonuses are as follows:

(in thousands)

Years Ended December 31,
2014	$4,575
2015	2,225
2016	1,750
Totals	$8,550

Equipment—Maintenance and Purchases

During March 2012, management signed a 5-year maintenance agreement with a vendor. The cost of future maintenance contract obligations under this agreement as of December 31, 2013 is approximately $17.2 million. The contract consists of multiple cost components. Monthly variable maintenance fees are based on engine usage over the contract term. Monthly fixed fees are based on a per vessel basis. We are also required to purchase a certain amount of capital equipment and spare parts. Equipment will be recorded as property and equipment upon receipt and maintenance fees are recorded as repair and maintenance expenses. As of December 31, 2013 and 2012 we incurred expenses of $8.4 million relating to this agreement, which is recorded in other ship operating expenses.

In October 2012, we entered into a software license agreement with a third party vendor. This agreement grants us a non-exclusive, perpetual, royalty-free license to use software. The total license fee is $2.3 million, of which $1.7 million was paid as of December 31, 2013. As of December 31, 2013, the future contract obligation relating to our third party software purchase is $0.6 million.

As of December 31, 2013, the approximate future minimum requirements under these agreements are as follows:

(in thousands)

Years Ended December 31,
2014	$5,453
2015	5,637
2016	5,803
2017	967
Totals	$17,860

Shipbuilding Contract

During 2013, we entered into a definitive contract with Italy’s Fincantieri shipyard to build a luxury cruise ship to be named the Seven Seas Explorer. Under the terms of contract, we will pay €325.9 million or approximately $447.9 million (calculated based on the applicable exchange rate at December 31, 2013) to Fincantieri for the remaining balance of the new vessel. See “Note 5—Debt” in the accompanying notes to the financial statements.

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(in thousands)

Years Ended December 31,
2014	$23,573
2015	47,145
2016	377,163
Total	$447,881

Litigation

On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of such actions, we use our judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss can be made. In assessing probable losses, we take into consideration estimates of the amount of insurance recoveries, if any. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. The majority of claims are covered by insurance and we believe the outcome of such claims, net of estimated insurance recoveries, will not have a material adverse impact on our financial condition or results of operations and cash flows.

Other

As mandated by the FMC for sailings from a U.S. port, the availability of passenger deposits received for future sailings is restricted until the completion of the related sailing in accordance with FMC regulations. We have met this obligation by posting two $15.0 million surety bonds. Our surety bond obligation will increase to $22.0 million in April 2014 and $30.0 million in April 2015.

One of our credit card service providers has a second mortgage on three of OCI’s ships, Regatta, Insignia and Nautica as collateral for credit card payments processed. The value of the mortgage is $48.7 million.

Note 16. Supplemental Cash Flow Information

For the years ended December 31, 2013, 2012 and 2011, we paid interest expense and related fees of $73.1 million, $59.5 million and $48.4 million, respectively. We also accrued related party interest of $32.5 million, $30.9 million and $29.4 million for the years ended 2013, 2012 and 2011, respectively, which was added to the outstanding balance of the related party notes payable.

For the year ended December 31, 2013, 2012 and 2011, we had non-cash investing activities related to the acquisition of property and equipment totaling $3.1 million, $4.4 million and $2.5 million, respectively. For the year ended December 31, 2013, 2012 and 2011 we had non-cash investing activities related to our capital leases totaling $3.2 million, $0.0 million and $5.7 million, respectively. For the year ended December 31, 2013, 2012 and 2011 we had non-cash investing activities related to the acquisition of intangible assets of $0.8 million, $2.0 million and $3.4 million, respectively.

For the year ended December 31, 2013, 2012 and 2011, we had non-cash financing activities relating to our capital lease of $0.5 million, $0.1 million and $7.5 million, respectively. For the year ended December 31, 2013, 2012 and 2011 we had non-cash financing activities related to deferred financing costs of $2.9 million, $0.6 million and $0.4 million, respectively.

For the year ended December 31, 2013, 2012 and 2011, we recorded accretion related to the discounts on related party notes payable of $17.8 million, $15.3 million, and $13.0 million, respectively.

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Note 17.   Subsequent Events

In February 2014, OCI amended its existing $375.0 million first lien credit facility, consisting of both a $300.0 million term loan and a $75.0 million revolving credit facility. In conjunction with this amendment, the outstanding balance of the term loan under the original credit agreement of $299.3 million was repaid in full and as such that commitment was terminated. Concurrent with the repayment of the term loan, the Company entered into a commitment for a new term loan totaling $249.0 million. The interest rate on the new term loan is based on LIBOR, with a floor of 1.0%, plus a margin of 4.25% compared to a margin of 5.75% on the previously existing first lien term loan. The new term loan requires quarterly payments of principal equal to $0.6 million, beginning March 2014, with the remaining unpaid amount due and payable at maturity. Borrowings under the new term loan are prepayable in whole or in part at any time without penalty, but are subject to a prepayment premium in the event of a refinancing of the term loan within twelve months of the amendment date. There was no change to the terms of the $75.0 million revolving credit facility, the financial covenants or the maturity date of the credit facility. We are evaluating the appropriate accounting treatment for these transactions.

In February 2014, SSC amended its existing $340.0 million credit agreement, consisting of both a $300.0 million term loan and a $40.0 million revolving credit facility. In conjunction with this amendment, the outstanding balance on the term loan under the original credit agreement of $296.3 million was repaid in full and as such that commitment was terminated. Concurrent with the repayment of the term loan, the Company entered into a commitment for a new term loan totaling $246.0 million. The margin on the new term loan is 2.75% compared to 3.50% on the previously existing term loan and the LIBOR floor was reduced from 1.25% to 1%. There was no change to the terms of the $40.0 million revolving credit facility or the maturity date of the term loan. The new term loan requires quarterly payments of principal equal to $0.6 million beginning in March 2014, with the remaining unpaid amount due and payable at maturity. There was no change to the terms of the $40.0 million revolving credit facility, the financial covenants or the maturity date of the credit facility. We are evaluating the appropriate accounting treatment for these transactions.

Management evaluated subsequent events through March 24, 2014, the date the financial statements were available to be issued.

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SCHEDULE I

Condensed Financial Information of Parent Company

BASIS OF PRESENTATION

The Parent Company follows the accounting policies as described in the consolidated financial statements of Prestige Cruises International, Inc. and subsidiaries (“PCI”) with the exception of its investment in its subsidiary for which the Parent Company uses the equity method of accounting. For further information, reference should be made to the notes to the audited consolidated financial statements of PCI.

Our operating companies credit agreements include various restrictions on the ability to make dividends and distributions to their parent entities and ultimately to us. The following are restricted net assets of our subsidiary at December 31, 2013 and December 31, 2012, respectively: $600.2 million and $458.6 million.

Condensed Balance Sheets

(in thousands, except par value)

	As of December 31,
	2013	2012
Assets
Cash and cash equivalents	$28,471	$28,391
Restricted Cash	30,000	—
Other current assets	518	—
Total current assets	58,989	28,391
Other assets	—	30,000
Investment in subsidiary	680,210	589,570
Total assets	$739,199	$647,961
Liabilities and Stockholders’ Equity (Deficit)
Long-term debt	$711,617	$661,304
Total liabilities	711,617	661,304
Stockholders’ equity (deficit)
Common stock, $0.01 par value	136	136
Additional paid-in capital	307,030	305,642
Accumulated deficit	(223,280)	(258,802)
Accumulated other comprehensive loss	(56,249)	(60,319)
Treasury shares at cost	(55)	—
Total stockholders’ equity (deficit)	27,582	(13,343)
Total liabilities and stockholders’ equity (deficit)	$739,199	$647,961

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Condensed Statements of Operations and Comprehensive Income (Loss)

(in thousands, except per share data)

	For the Year Ended December 31,
	2013	2012	2011
Expenses
Selling and administrative	$13	$33	$33
Total operating expenses	13	33	33
Non-operating income (expense)
Interest expense	(50,312)	(46,161)	(42,409)
Interest income	131	116	229
Total non-operating expense	(50,181)	(46,045)	(42,180)
Loss before equity in net income (loss) of subsidiary	(50,194)	(46,078)	(42,213)
Equity in net income (loss) of subsidiary	85,716	43,466	(27,559)
Net income (loss) and comprehensive income (loss)	$35,522	$(2,612)	$(69,772)
Earnings (loss) per share:
Basic	$2.62	$(0.19)	$(5.14)
Diluted	$1.88	$(0.19)	$(5.14)
Weighted average number of share outstanding
Basic	13,571,828	13,571,827	13,564,766
Diluted	18,857,405	13,571,827	13,564,766

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Condensed Statement of Cash Flows

(in thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities
Net income (loss)	$35,522	$(2,612)	$(69,772)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of related party debt discount	17,840	15,253	12,990
Interest on related party notes	32,472	30,908	29,418
Equity in earnings of subsidiary	(85,716)	(43,466)	27,559
Net cash provided by operating activities	118	83	195
Cash flows from investing activities
Change in restricted cash	—	—	20,057
Net cash provided by investing activities	—	—	20,057
Cash flows from financing activities
Change in restricted cash – newbuild letter of credit	—	(15,000)	(15,000)
Proceeds from stock subscription	—	—	195
Issuance of common stock	17	7	164
Acquisition of treasury stock	(55)	—	—
Net cash (used in) financing activities	(38)	(14,993)	(14,641)
Net increase (decrease) in cash and cash equivalents	$80	$(14,910)	$5,611
Cash and cash equivalents
Beginning of period	$28,391	$43,301	$37,690
End of period	28,471	28,391	43,301
Net increase (decrease) in cash and cash equivalents	$80	$(14,910)	$5,611
Non-cash Supplemental Cash Flow Information:
Investing activities
Increase (decrease) in investment in subsidiary	$4,923	$(910)	$37,243

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SCHEDULE II

The following table represents Prestige Cruises International, Inc. valuation and qualifying account activity for the year-ended December 31, 2011, 2012 and 2013 (in thousands):

Description	Balance at beginning of period 1/1/2011	Charged to costs and expenses	Deductions	Balance at end of period 12/31/2011
Allowance for doubtful accounts	$(77)	$—	$48	$(29)
Reserve for obsolescence – spare parts	(449)	(377)	435	(391)
	$(526)	$(377)	$483	$(420)

Description	1/1/2012	Charged to costs and expenses	Deductions	12/31/2012
Allowance for doubtful accounts	$(29)	$(320)	$160	$(189)
Reserve for obsolescence – spare parts	(391)	(545)	57	(879)
	$(420)	$(865)	$217	$(1,068)

Description	1/1/2013	Charged to costs and expenses	Deductions	12/31/2013
Allowance for doubtful accounts	$(189)	$(738)	$285	$(642)
Reserve for obsolescence – spare parts	(879)	(822)	—	(1,701)
	$(1,068)	$(1,560)	$285	$(2,343)

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FINANCIAL INFORMATION

Financial Statements

PRESTIGE CRUISES INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except shares and par value)

	September 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$264,793	$286,419
Restricted cash	149	30,765
Trade and other receivables, net	16,765	16,277
Inventories	22,051	16,310
Prepaid expenses	44,402	45,588
Other current assets	12,191	14,722
Total current assets	360,351	410,081
Property and equipment, net	2,045,113	2,012,710
Goodwill	404,858	404,858
Intangible assets, net	80,748	81,324
Other long-term assets	63,286	80,913
Total assets	$2,954,356	$2,989,886
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$11,691	$12,236
Accrued expenses	100,296	98,725
Passenger deposits	470,469	414,757
Derivative liabilities	9,399	7,089
Current portion of long-term debt	89,657	90,326
Total current liabilities	681,512	623,133
Long-term debt	1,430,161	1,596,218
Related party notes payable	752,742	711,617
Other long-term liabilities	36,156	31,336
Total liabilities	2,900,571	2,962,304
Stockholders’ equity
Common Stock, $0.01 par value.100,000,000 shares authorized; 13,569,848 and 13,569,765 shares issued and outstanding at September 30, 2014 and December 31, 2013	136	136
Additional paid-in capital	309,212	307,030
Accumulated deficit	(193,933)	(223,280)
Accumulated other comprehensive loss	(61,575)	(56,249)
Treasury stock at cost, 6,000 shares at September 30, 2014 and December 31, 2013	(55)	(55)
Total stockholders’ equity	53,785	27,582
Total liabilities and stockholders’ equity	$2,954,356	$2,989,886

The accompanying notes are an integral part of these consolidated financial statements.

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PRESTIGE CRUISES INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except shares and per share data)

	Nine Months Ended September 30,
	2014	2013
Revenues
Passenger ticket	$859,185	$779,309
Onboard and other	140,564	124,007
Charter	5,840	14,046
Total revenue	1,005,589	917,362
Expenses
Cruise operating expenses
Commissions, transportation and other	270,758	247,248
Onboard and other	39,659	33,732
Payroll, related and food	142,102	133,918
Fuel	80,802	77,978
Other ship operating	82,323	74,694
Other	31,775	8,368
Total cruise operating expenses	647,419	575,938
Selling and administrative	151,198	131,871
Depreciation and amortization	67,696	62,683
Total operating expenses	866,313	770,492
Operating income	139,276	146,870
Non-operating income (expense)
Interest income	378	367
Interest expense, net of capitalized interest	(101,494)	(106,470)
Other (expense) income	(8,387)	6,651
Total non-operating expense	(109,503)	(99,452)
Loss before income taxes	29,773	47,418
Income tax (expense) benefit	(426)	183
Net income	29,347	47,601
Income per share
Basic	$2.16	$3.51
Diluted	$0.96	$2.45
Weighted-average shares outstanding
Basic	13,569,911	13,571,078
Diluted	30,502,739	19,439,522

The accompanying notes are an integral part of these consolidated financial statements.

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PRESTIGE CRUISES INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(unaudited, in thousands)

	Nine Months Ended September 30,
	2014	2013
Net income	$29,347	$47,601
Other comprehensive income:
(Loss) gain on change in derivative fair value	(6,522)	728
Cash flow hedge reclassified into earnings	1,196	1,301
Loss on foreign exchange collar	—	(719)
Total comprehensive income	$24,021	$48,911

The accompanying notes are an integral part of these consolidated financial statements.

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PRESTIGE CRUISES INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities
Net income	$29,347	$47,601
Adjustments:
Depreciation and amortization	66,395	61,381
Amortization of deferred financing costs	9,256	9,549
Cash flows hedge reclassified into earnings	1,196	1,301
Accretion of debt and related party notes payable discount	19,986	17,813
Loss on early extinguishment of debt	2,008	1,895
Write-off of deferred financing costs and debt discount	614	2,501
Prepayment penalty, excluded from loss on early extinguishment	(2,490)	(2,093)
Stock-based compensation	2,181	1,084
Change in fair value of derivative contracts	5,718	(12,096)
Interest on related party notes	25,530	24,300
Other, net	1,422	471
Changes in operating assets and liabilities:
Trade and other accounts receivable	(470)	1,056
Prepaid expenses and other current assets	(303)	(16,624)
Inventories	(5,734)	96
Accounts payable and accrued expenses	3,609	(861)
Passenger deposits	55,680	62,935
Net cash provided by operating activities	213,945	200,309
Cash flows from investing activities
Purchases of property and equipment	(97,238)	(38,814)
Proceeds from leasehold reimbursement	—	245
Change in restricted cash	42,682	12,000
Other	(113)	(165)
Net cash used in investing activities	(54,669)	(26,734)
Cash flows from financing activities
Proceeds from debt issuance	—	300,000
Payments on long-term debt	(171,315)	(329,010)
Debt related costs	(8,403)	(17,512)
Payments on other financing obligations	(875)	(2,805)
Issuance of common stock	—	1
Acquisition of treasury stock	—	(55)
Net cash used in financing activities	(180,593)	(49,381)
Effect of exchange rate changes on cash	(309)	31
Net (decrease) increase in cash and cash equivalents	(21,626)	124,225
Cash and cash equivalents
Beginning of period	286,419	139,556
End of period	$264,793	$263,781

The accompanying notes are an integral part of these consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1.   General

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Prestige Cruises International, Inc. (“PCI” or “we” or “us”) and its wholly owned subsidiaries, Prestige Cruise Holdings, Inc. (“PCH”), Oceania Cruises, Inc. and its subsidiaries (“OCI”), and Seven Seas Cruises S. DE R.L. and its subsidiaries (“SSC”), which operate cruise ships with destinations to Scandinavia, Russia, Alaska, the Caribbean, Panama Canal, South America, Europe, the Mediterranean, the Greek Isles, Africa, India, Asia, Canada and New England, Tahiti and the South Pacific, Australia and New Zealand. We are controlled by funds affiliated with Apollo Global Management, LLC (“Apollo”).

The accompanying unaudited interim consolidated financial statements include the accounts of PCI and its 100%-owned subsidiaries and have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America, but do not include all disclosures required by GAAP. Our interim consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2013 and notes thereto.

Due to the seasonality of our business, our results of operations for the interim periods presented are not necessarily indicative of the operating results to be expected for any subsequent interim period or for our fiscal year ending December 31, 2014. There have been no significant changes in our financial position or results of operations and cash flows as a result of the adoption of new accounting pronouncements or to our significant accounting policies that were disclosed in our audited consolidated financial statements for the year ended December 31, 2013.

The accompanying consolidated balance sheet at September 30, 2014, the consolidated statements of operations for the nine months ended September 30, 2014 and 2013, consolidated statements of comprehensive income for the nine months ended September 30, 2014 and 2013, and consolidated statements of cash flows for the nine months ended September 30, 2014 and 2013 are unaudited, and, in the opinion of management, contain all adjustments necessary for fair statement, consisting of only normal recurring adjustments.

Significant Accounting Policies

Restricted Cash

As of September 30, 2014 and December 31, 2013, restricted cash was $0.7 million and $43.4 million, respectively, of which $0.6 million and $12.6 million, respectively, were classified in other long-term assets on the consolidated balance sheet. During March 2014, $12.0 million of restricted cash was released as we were no longer required to cash collateralize a letter of credit for the benefit of one of our credit card processors. In May 2014, $30.0 million of restricted cash was released as we were no longer required to cash collateralize letters of credit for Marina and Riviera.

Earnings Per Share

Basic income per share is calculated by dividing net income by the weighted-average common shares outstanding during each period. Diluted net income per share is calculated by adjusting the weighted-average common shares outstanding for the dilutive effect of common stock equivalents for the period, determined using the treasury-stock method.

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(in thousands, except per share data)

	September 30,
	2014	2013
Net income for basic and diluted earnings per share	$29,347	$47,601
Weighted-average common stock outstanding – basic	13,569,911	13,571,078
Dilutive effect of equity plan	2,449,567	1,124,037
Dilutive effect of warrants	14,483,261	4,744,407
Weighted-average shares outstanding – diluted	30,502,739	19,439,522
Basic earnings per share	$2.16	$3.51
Diluted earnings per share	$0.96	$2.45

New Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU No. 2014-08 amends the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. The amendments require expanded disclosures for discontinued operations that would provide users of financial statements with more information about the assets, liabilities, revenues, and expenses of discontinued operations and disclosure of the pretax profit or loss of individually significant components of an entity that do not qualify for discontinued operations reporting. ASU No. 2014-08 is to be applied prospectively to all disposals (or classifications as held for sale) of components of an entity and all businesses or nonprofit activities that, on acquisition, are classified as held for sale that occur within fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted. The adoption of ASU No. 2014-08 is not expected to have a material impact on our results of operations, cash flows or financial position.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers.” ASU No. 2014-09 requires entities to recognize revenue through the application of a five-step model, which includes identification of the contract, identification of the performance obligations, determination of the transaction price, allocation of the transaction price to the performance obligation and recognition of revenue as the entity satisfies the performance obligations. Entities have the option of using either a full retrospective or a modified approach to adopt the guidance. ASU No. 2014-09 is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2016. Early adoption is not permitted. The Company is currently evaluating the guidance to determine the potential impact of adopting ASU No. 2014-09 on its results of operations, cash flows and financial position.

In June 2014, the FASB issued ASU No. 2014-12 “Compensation—Stock Compensation (Topic 718)—Accounting for Share Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.” ASU No. 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU No. 2014-12 is effective for interim and annual periods beginning after December 15, 2015. The amendments can be applied prospectively to all awards granted or modified after the effective date or retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented and to all new or modified awards thereafter. Early adoption is permitted. The Company has determined that ASU No. 2014-12 will not have an impact on its results of operations, cash flows or financial position.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. ASU No, 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this ASU are effective for reporting periods beginning after

49

December 15, 2016, with early adoption permitted. The adoption of ASU No. 2014-15 is not expected to have a material impact on our results of operations, cash flows or financial position. The Company is currently assessing the impact the adoption of ASU No. 2014-15 will have on its disclosures and results of operations, cash flows and financial position.

There are no other recently issued accounting pronouncements not yet adopted that we expect to have a material effect on the presentation or disclosure of our future consolidated operating results, cash flows or financial position.

Note 2.   Property and Equipment, net

(in thousands)

	September 30, 2014	December 31, 2013
Ships	$2,471,275	$2,384,792
Furniture, equipment, and other	27,386	24,751
Less: Accumulated depreciation and amortization	(453,548)	(396,833)
Property and equipment, net	$2,045,113	$2,012,710

During the nine months ended September 30, 2014, property and equipment, net increased $32.4 million. Capital expenditures, net of retirements of $10.1 million, totaled $89.1 million for the nine months ended September 30, 2014. The capitalized additions included ship improvements and refurbishments completed during the Seven Seas Mariner and Oceania’s Regatta, Insignia and Nautica drydocks. Depreciation expense was $65.8 million and $59.3 million for the nine months ended September 30, 2014 and 2013, respectively.

Note 3.   Debt

Long-term bank debt and senior secured notes consist of the following:

(in thousands)

	September 30, 2014	December 31, 2013
OCI term loan, first lien, due through 2020	$247,133	$299,250
OCI Marina newbuild debt, due through 2023	379,479	424,123
OCI Riviera newbuild debt, due through 2024	449,153	471,611
SSC term loan, first lien, due through 2018	244,155	296,250
SSC senior secured notes, due 2019	225,000	225,000
Total debt	1,544,920	1,716,234
Less: Debt discount	(25,102)	(29,690)
Carrying value of debt	1,519,818	1,686,544
Less: Current portion of long-term debt	(94,510)	(95,560)
Plus: Current portion of debt discount	4,853	5,234
Long-term portion	$1,430,161	$1,596,218

Interest expense on third-party debt, including interest rate swaps, was $48.8 million (net of capitalized interest of $1.4 million) and $56.9 million (net of capitalized interest of $0.3 million) for the nine months ended September 30, 2014 and 2013, respectively.

OCI Term Loan

In February 2014, OCI amended its previously existing $375.0 million credit facility, consisting of a $300.0 million term loan and $75.0 million revolving credit facility. In conjunction with this amendment, $50.3 million of the term loan was prepaid such that the outstanding balance on the term loan of $299.3

50

million was reduced to $249.0 million. The interest rate margin on the amended term loan was reduced from 5.75% to 4.25%. The amended term loan requires quarterly payments of principal equal to $0.6 million beginning March 2014, with the remaining unpaid amount due and payable at maturity. Borrowings under the amended term loan are pre-payable in whole or in part at any time without penalty, but are subject to a prepayment premium in the event of a refinancing of the term loan within six months of the amendment date. There was no change to the terms of the $75.0 million revolving credit facility, the financial covenants, the LIBOR floor or the maturity date of the credit facility. OCI paid $2.1 million of accrued interest, $2.5 million of prepayment penalty, $1.1 million in arranger fees to participating creditors and $0.2 million in legal fees, in conjunction with the amendment.

We applied ASC 470-50 Debt—Modifications and Extinguishments to this transaction. After evaluating the criteria as applicable to syndicated loans, the repricing resulted in an extinguishment of debt for certain creditors whose balances were entirely repaid and in a debt modification for certain creditors whose terms were not substantially different before and after the amendment. The new fees paid and previously existing deferred financing costs were proportionally allocated between modification and extinguishment. Of the $3.8 million in new fees, $3.4 million of the amendment fees were capitalized and are being amortized over the remaining term of the debt. Previously existing deferred financing costs and debt discount of $0.4 million and $0.3 million, respectively, allocated to the extinguishment were included in the calculation of loss on early extinguishment of debt, which resulted in a loss of $0.8 million and was recorded in other income (expense) in the consolidated statement operations for the nine months ended September 30, 2014.

As of September 30, 2014 and December 31, 2013, the total undrawn amount available under the OCI revolving credit facility was $75.0 million.

SSC Term Loan

In February 2014, SSC amended its previously existing $340.0 million credit facility, consisting of a $300.0 million term loan and $40.0 million revolving credit facility. In conjunction with this amendment, $50.3 million of the term loan was prepaid such that the outstanding balance on the term loan of $296.3 million was reduced to $246.0 million. The interest rate margin on the amended term loan is 2.75% compared to 3.50% on the previously existing term loan and the LIBOR floor was reduced from 1.25% to 1.00%. The amended term loan requires quarterly payments of principal equal to $0.6 million beginning March 2014, with the remaining unpaid amount due and payable at maturity. Borrowings under the amended term loan are pre-payable in whole or in part at any time without penalty, but are subject to a prepayment premium in the event of a refinancing of the term loan within six months of the amendment date. There was no change to the terms of the $40.0 million revolving credit facility, the financial covenants or the maturity date of the credit facility. SSC paid $1.5 million of accrued interest, $1.2 million in arranger fees to participating creditors and $0.2 million in legal fees, in conjunction with the amendment.

We applied ASC 470-50 Debt—Modifications and Extinguishments to this transaction. After evaluating the criteria as applicable to syndicated loans, the repricing resulted in an extinguishment of debt for certain creditors whose balances were entirely repaid and a debt modification for certain creditors whose terms were not substantially different before and after the amendment. The new fees paid and previously existing deferred financing costs were proportionally allocated between modification and extinguishment. Of the $1.4 million in new fees, $1.2 million of the amendment fees were capitalized and are being amortized over the remaining term of the debt. Previously existing deferred financing costs and debt discount of $1.6 million and $0.4 million, respectively, allocated to the extinguishment were included in the calculation of loss on early extinguishment of debt, which resulted in a loss of $2.0 million and was recorded in other income (expense) in the consolidated statement of operations for the nine months ended September 30, 2014.

As of September 30, 2014 and December 31, 2013, the total undrawn amount available under the SSC revolving credit facility was $40.0 million.

Debt Covenants

Our credit agreements and senior secured notes contain a number of covenants that impose operating and financial restrictions, including requirements that we maintain a minimum liquidity level, a maximum loan-to-value ratio, a minimum interest coverage ratio (applicable only to our revolving credit facilities, if

51

drawn) and restrictions on our and our subsidiaries’ ability to, among other things, incur additional indebtedness, incur liens on assets, make certain investments, issue disqualified stock and preferred stock, make restricted payments, pay dividends or make distributions, enter into certain transactions with affiliates, and consolidate or sell certain key assets.

The newbuild loan facilities contain financial covenants, including requirements that OCI and SSC maintain a minimum liquidity balance, that PCH as guarantor maintains a maximum total debt to EBITDA ratio, a minimum EBITDA to debt service ratio and a maximum total debt to adjusted equity ratio, on the last day of the calendar year. EBITDA, as defined in the loan agreement, includes certain adjustments for purposes of calculating the ratio. As of September 30, 2014, we are in compliance with all financial covenants.

Our ships, which have a net book value of $2.0 billion as of September 30, 2014, are mortgaged and subject to liens held by our debt holders.

The following schedule represents the maturities of long-term debt (in thousands):

For the twelve months ended September 30,
2015	$94,510
2016	94,510
2017	94,510
2018	94,510
2019	551,365
Thereafter	615,515
$1,544,920

Note 4.   Related Party Notes Payable

Related party notes payable, including accrued interest, consists of the following:

(in thousands)

	September 30, 2014	December 31, 2013
Apollo term notes, 5% interest, due April 27, 2017	$396,987	$382,513
Apollo term notes, 5% interest, due June 19, 2017	71,659	69,041
Apollo term notes, non-interest bearing, due January 31, 2018	187,431	187,431
Apollo term notes, 5% interest, due May 18, 2019	65,204	62,816
Non Apollo term notes, 5% interest, due August 1, 2019	17,110	16,492
Apollo term notes, 5% interest, due December 24, 2019	31,647	30,490
Non Apollo term notes, 5% interest, due December 31, 2019	13,863	13,354
Apollo term notes, 5% interest, due May 6, 2020	64,529	62,167
Apollo term notes, 5% interest, due October 26, 2020	28,092	27,068
Non Apollo term notes, 5% interest, due November 19, 2020	10,339	9,960
	886,861	861,332
Less: Unamortized discount on related party notes payable	(134,119)	(149,715)
Long-term portion	$752,742	$711,617

Interest expense on related party notes was $25.5 million and $24.3 million for the nine months ended September 30, 2014 and 2013, respectively. Interest expense has been added to long-term related party notes payable in the accompanying consolidated balance sheets. Debt discount accretion of $15.6 million and $13.4 million for the nine months ended September 30, 2014 and 2013, respectively, is included in interest expense in the consolidated statements of operations.

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Note 5.   Derivative Instruments, Hedging Activities and Fair Value Measurements

We are exposed to market risks attributable to changes in interest rates, foreign currency exchange rates and fuel prices. We manage these risks through a combination of our normal operating and financing activities and through the use of derivative financial instruments pursuant to our hedging practices and policies as described below. The financial impacts of these hedging instruments are primarily offset by corresponding changes in the underlying exposures being hedged. We achieve this by closely matching the amount, term and conditions of the derivative instrument with the underlying risk being hedged. We do not hold or issue derivative financial instruments for trading or other speculative purposes. We monitor our derivative positions using techniques including market valuations and sensitivity analyses.

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates to our long-term debt obligations including future interest payments. We use interest rate swap agreements to modify our exposure to interest rate fluctuations and to manage our interest expense.

In July 2011, OCI entered into three forward starting interest rate swap agreements to hedge the variability of the interest payments related to the outstanding variable rate debt associated with the Marina newbuild financing. The first swap, with an amortizing notional amount of $450.0 million at inception, was effective beginning January 19, 2012 and matured on January 19, 2013. The second swap, with an amortizing notional amount of $405.4 million became effective on January 19, 2013 and matured on January 19, 2014. The third swap, with an amortizing notional amount of $360.8 million became effective January 19, 2014 and matures on January 19, 2015. All three interest rate swaps are designated as cash-flow hedges at inception and qualify for hedge accounting treatment. The changes in fair value of the effective portion of the interest rate swaps are recorded as a component of accumulated other comprehensive loss on our consolidated balance sheets.

In March 2013, OCI entered into three additional forward starting interest rate swap agreements to hedge the variability of the interest payments related to the variable rate debt associated with the Marina and Riviera newbuild loan facilities. The Marina interest rate swap, with an amortizing notional amount of $300.0 million at inception, becomes effective January 20, 2015 and matures on January 19, 2016. The first Riviera interest rate swap, with an amortizing notional amount of $422.4 million at inception, became effective on October 28, 2013 and matures on October 27, 2014. The second Riviera interest rate swap, with an amortizing notional amount of $377.6 million at inception becomes effective October 27, 2014 and matures on October 27, 2015.

All OCI interest rate swaps are designated as cash-flow hedges and meet the requirements to qualify for hedge accounting treatment. The changes in fair value of the effective portion of the interest rate swaps are recorded as a component of accumulated other comprehensive loss on our consolidated balance sheets. The total notional amount of interest rate swap agreements for OCI effective and outstanding as of September 30, 2014 and December 31, 2013 was $738.5 million and $805.5 million, respectively. There was no ineffectiveness recorded for the nine months ended September 30, 2014 and 2013.

SSC had no interest rate swaps outstanding as of September 30, 2014 and December 31, 2013.

Foreign Currency Exchange Risk

Our exposure to foreign currency exchange rate risks relates to our Euro denominated installment payments on our newbuild ship contracts, vessel drydocks and other operational expenses. We entered into foreign currency swaps and collars to limit the exposure to movements in foreign currency exchange rates.

During August 2013, SSC entered into a foreign currency collar option with an aggregate notional amount of €274.4 million ($346.6 million as of September 30, 2014), to limit the exposure to foreign currency exchange rates for Euro denominated payments related to the ship construction contract for Seven Seas Explorer. The notional amount of the collar represents 80% of the construction contract of the vessel due at delivery. This foreign currency collar option was designated as a cash flow hedge at the inception of the instrument and will mature in June 2016. The estimated fair value of the foreign currency effective portion of the derivative was recorded as a component of accumulated other comprehensive loss in the

53

accompanying consolidated balance sheets. Ineffective portions of future changes in fair value of the instrument will be recognized in other income (expense) in the statement of operations. We recorded $0.1 million of ineffectiveness for the nine months ended September 30, 2014. There was no ineffectiveness recorded in 2013.

Fuel Price Risk

Our exposure to market risk for changes in fuel prices relates primarily to the consumption of fuel on our vessels. We use fuel derivative swap agreements to mitigate the financial impact of fluctuations in fuel prices. The fuel swaps do not qualify for hedge accounting; therefore, the changes in fair value of these fuel derivatives are recorded in other income (expense) in the accompanying consolidated statements of operations. As of September 30, 2014, we have hedged the variability in future cash flows for estimated fuel consumption requirements occurring through December 31, 2015.

As of September 30, 2014 and December 31, 2013, we entered into the following fuel swap agreements:

	Fuel Swap Agreements
	September 30, 2014	December 31, 2013
	(in barrels)
2014	196,500	495,900
2015	442,800	123,300

	Fuel Swap Agreements
	September 30, 2014	December 31, 2013
	(% hedged – estimated consumption)
2014	74%	50%
2015	42%	12%

We have certain fuel derivative contracts that are subject to margin requirements. For these specific fuel derivative contracts, we may be required to post collateral if the mark-to-market exposure exceeds $3.0 million, on any given business day. The amount of collateral required to be posted is an amount equal to the difference between the mark-to-market exposure and $3.0 million. As of September 30, 2014 and December 31, 2013, we had a net liability position of $2.5 million and a net asset position of $0.3 million, respectively, related to this counterparty and therefore, we were not required to post any collateral for our fuel derivative instruments.

At September 30, 2014 and December 31, 2013, the fair values and line item captions of derivative instruments designated as hedging instruments under FASB ASC 815-20 were:

(in thousands)

		Fair Value
	Balance Sheet Location	September 30, 2014	December 31, 2013
Foreign currency collar	Other long-term assets	—	2,702
Total derivative assets		$—	$2,702
Interest rate swaps	Current liabilities – derivative liabilities	$5,868	$7,055
Interest rate swaps	Other long-term liabilities	271	4,249
Foreign currency collar	Other long-term liabilities	9,021	—
Total derivative liabilities		$15,160	$11,304

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At September 30, 2014 and December 31, 2013, the fair values and line item captions of derivative instruments not designated as hedging instruments under FASB ASC 815-20 were:

(in thousands)

		Fair Value
	Balance Sheet Location	September 30, 2014	December 31, 2013
Fuel hedges	Other current assets	$—	$1,657
Fuel hedges	Other long-term assets	35	194
Total derivative assets		$35	$1,851
Fuel hedges	Current liabilities – derivative liabilities	$3,531	$—
Embedded derivatives	Current liabilities – derivative liabilities	—	34
Fuel hedges	Other long-term liabilities	369	—
Total derivative liabilities		$3,900	$34

The effect of derivative instruments qualifying and designated as hedging instruments on the consolidated financial statements for the nine months ended September 30, 2014 was as follows (in the tables below other comprehensive income is abbreviated as OCI):

(in thousands)

	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified From Accumulated OCI Into Income (Effective Portion)	Amount of Gain (Loss) Reclassified From Accumulated OCI Into Income (Effective Portion)	Location of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion Excluded From Effectiveness Testing)	Amount of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion Excluded From Effectiveness Testing)
Interest rate swap	$5,200	N/A	$—	N/A	$—
Foreign currency collars	(11,722)	Depreciation and amortization expense	(1,301)	Other income (expense)	105
Total	$(6,522)		$(1,301)		$105

The effect of derivative instruments qualifying and designated as hedging instruments on the consolidated financial statements for the nine months ended September 30, 2013 was:

(in thousands)

	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified From Accumulated OCI Into Income (Effective Portion)	Amount of Gain (Loss) Reclassified From Accumulated OCI Into Income (Effective Portion)	Location of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion Excluded From Effectiveness Testing)	Amount of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion Excluded From Effectiveness Testing)
Interest rate swap	$728	N/A	$—	N/A	$—
Foreign currency collars	(719)	Depreciation and amortization expense	(1,301)	N/A	—
Total	$9		$(1,301)		$—

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The effect of derivative instruments not designated as hedging instruments on the consolidated financial statements for the nine months ended September 30, 2014 and September 30, 2013 was:

(in thousands)

	Location of Gain (Loss) Recognized in Income on Derivative Instruments	Amount of Gain (Loss) Recognized in Income on Derivative Instruments
		Nine Months Ended September 30,
		2014	2013
Embedded derivatives	Other income (expense)	$—	$12,996
Fuel hedges	Other income (expense)	(5,213)	(474)
Total		$(5,213)	$12,522

Fair Value Measurements

U.S. GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions and that market participants would use in pricing the asset or liability based on the best available information under the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

•	Level 1 Inputs—Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•	Level 2 Inputs—Inputs other than quoted prices included within Level 1 that are observable for the asset and liability, either directly or indirectly.

•	Level 3 Inputs—Inputs that are unobservable for the asset or liability.

Fair Value of Financial Instruments

We use quoted prices in active markets when available to determine the fair value of our financial instruments. The fair value of our financial instruments that are not measured at fair value on a recurring basis are:

(in thousands)

	Carrying Value		Fair Value
	September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013
Long-term bank debt(a)	$1,294,818	$1,461,544	$1,276,928	$1,492,762
Senior secured notes	225,000	225,000	255,019	249,188
Long-term related party notes payable(b)	752,742	711,617	886,863	877,129
Total	$2,272,560	$2,398,161	$2,418,810	$2,619,079

___________________

(a)	At September 30, 2014 and December 31, 2013, the carrying value is net of $25.1 million and $29.7 million, respectively, of unamortized debt discount.

(b)	At September 30, 2014 and December 31, 2013, the carrying value is net of $134.1 million and $149.7 million, respectively, of unamortized debt discount.

Long-term bank debt:   At September 30, 2014, level 2 inputs were used to calculate the fair value of Marina and Rivera newbuild debt, see “Note 3—Debt”, which was estimated using the present value of expected future cash flows and incorporates our risk profile and if, applicable, the risk profile of SACE. The valuation also takes into account debt maturity and interest rate based on the contract terms. For the

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SSC term loan and the OCI term loan we calculated the fair value by adding the face value of the debt and the related accrued interest at September 30, 2014, as these loans are expected to be settled shortly after this reporting period. See “Note 8—Norwegian Cruise Line Holdings Ltd. Transaction.” At December 31, 2013, Level 2 inputs were used to calculate the fair value of our long-term debt which was estimated using the present value of expected future cash flows and incorporates our risk profile and if, applicable, the risk profile of SACE. The valuation also takes into account debt maturity and interest rate based on the contract terms.

Senior secured notes:   At September 30, 2014, fair value was calculated by adding the face value of the notes, the prepayment penalty and the accrued interest as of September 30, 2014 as these notes are expected to be settled shortly after this reporting period. See “Note 8—Norwegian Cruise Line Holdings Ltd. Transaction.” At December 31, 2013, level 2 inputs were used to calculate the fair value of our secured senior notes, which was estimated using quoted market prices.

Long-term related party notes payable:   At September 30, 2014, fair value was calculated by adding the face value and accrued interest of the related party notes payable as of September 30, 2014, as these notes are expected to be settled shortly after this reporting period. See “Note 8—Norwegian Cruise Line Holdings Ltd. Transaction” At December 31, 2013, level 2 and 3 inputs are utilized to derive the fair value of our long-term related party notes payable. As described in “Note 4—Related Party Notes Payable,” there are multiple classes of instruments (promissory notes, warrants and common stock) that are issued. Therefore, we have utilized an option pricing methodology to determine fair value. Level 2 inputs used in this methodology are risk-free rates and volatility, which are identical to our assumptions used to calculate our fair value equity awards. Level 3 inputs include our aggregate equity value, time to liquidity event date, dividend yields and breakpoints, which consider the rights, privileges and preferences of the various classes of the instruments. Our aggregate equity value was estimated using a weighted average of income and market approach method. Also, our dividend yield used was 0% as we do not anticipate paying dividends in the foreseeable future. There have been no issuances or repayments of the related party notes during the nine months ended September 30, 2014. Also, there were no movements of financial instruments in or out of Level 3 during the nine months ended September 30, 2014.

Other financial instruments:   Due to their short-term maturities and no interest rate, currency or price risk, the carrying amounts of cash and cash equivalents, passenger deposits, accrued interest, and accrued expenses approximate their fair values. We consider these inputs to be Level 1 as all are observable and require no judgment for valuation.

The following table presents information about our financial instrument assets and liabilities that are measured at fair value on a recurring basis:

(in thousands)

	September 30, 2014				December 31, 2013
Description	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets
Derivative financial instruments(a)	$35	$—	$35	$—	$4,553	$—	$4,553	$—
Total assets	$35	$—	$35	$—	$4,553	$—	$4,553	$—
Liabilities
Derivative financial instruments(b)	$19,060	$—	$19,060	$—	$11,338	$—	$11,338	$—
Total liabilities	$19,060	$—	$19,060	$—	$11,338	$—	$11,338	$—

 _________________

(a)	As of September 30, 2014, derivative financial instruments of $35,000 are classified as other long-term assets in the consolidated balance sheets. As of December 31, 2013, $1.7 million was classified as other current assets and $2.9 million as other long-term assets.

(b)	As of September 30, 2014, derivative financial instruments of $9.4 million are classified as derivative liabilities and $9.7 million are classified as other long-term liabilities in the consolidated balance sheets. As of December 31, 2013, $7.1 million was classified as derivative liabilities and $4.2 million was classified as long-term liabilities.

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Our derivative financial instruments consist of interest rate swaps, foreign currency collar option contracts, and fuel swaps. Fair value is derived using the valuation models that utilize the income value approach. These valuation models take into account the contract terms such as maturity, and inputs such as forward interest rates, forward foreign exchange rates, forward fuel prices, discount rates, creditworthiness of the counterparty and us, as well as other data points. The data sources utilized in these valuation models that are significant to the fair value measurement are classified as Level 2 sources in the fair value input level hierarchy.

Our derivative financial instruments also may consist of embedded derivatives. Fair value is derived using the valuation models that utilize the income value approach. These valuation models take into account contract terms such as maturity, and inputs such as forward interest rates, discount rates, IBOXX Euro Average, USD/EUR basis index, creditworthiness of the counter party and us, as well as other data points. The data sources utilized in these valuation models that are significant to the fair value measurement are classified as Level 2 sources in the fair value input level hierarchy.

Non-recurring Measurements of Non-financial Assets

Goodwill and indefinite-lived intangible assets not subject to amortization are reviewed for impairment on an annual basis or earlier if there is an event or change in circumstances that would indicate that the carrying value of these assets could not be fully recovered. For goodwill, if the carrying amount of the reporting unit exceeds the estimated discounted future cash flows, we measure the amount of the impairment by comparing the carrying amount of the reporting unit to its estimated fair value. For indefinite-lived intangible assets if the carrying amount of the asset exceeds the estimated discounted future cash flows, we measure the amount of the impairment by comparing the carrying amount of the asset to its fair value.

Other long-lived assets, such as our ships, are reviewed for impairment whenever events or changes in circumstances indicate its carrying amount may not be recoverable. If the carrying amount exceeds the estimated expected undiscounted future cash flows, we measure the amount of the impairment by comparing its carrying amount to its estimated fair value. The estimation of fair value measured by undiscounted or discounted expected future cash flows would be considered Level 3 inputs.

An entity has the option to assess the fair value of a reporting unit using either a qualitative analysis (“step zero”) or a discounted cash flow analysis (“step one”). Similarly, an entity has the option to use a step zero or step one approach to assess the fair value of indefinite-lived assets. As of September 30, 2014, we used the step zero approach to assess the fair value of our reporting unit and the recoverability of indefinite-lived intangible assets. We reviewed various factors during our step zero assessment such as our financial performance, macroeconomics conditions, industry and market considerations and costs factors. Based on our assessments, we determined it was “more likely-than-not” that the fair value of our reporting unit and indefinite-lived assets exceeded our carrying amount. As of September 30, 2013, we elected to forgo the qualitative assessment and use the step one analysis for both goodwill impairment and indefinite-lived intangible asset impairment using the discounted cash flow analysis and the relief from royalty method, respectively. Based on the discounted cash flow model and the relief from royalty method, we determined that the fair value of our reporting unit and our indefinite-lived assets exceeded our carrying amount. As such, we did not record any goodwill or indefinite-lived intangible asset impairment charges during 2014 and 2013.

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Note 6.   Accumulated Other Comprehensive Loss

The following schedule represents the changes in accumulated other comprehensive income by component for the nine months ended September 30, 2014 and 2013:

(in thousands)

	Change related to Cash Flow Hedges
	September 30, 2014	September 30, 2013
Beginning balance	$(56,249)	$(60,319)
Other comprehensive (loss) income before reclassifications	(6,522)	9
Amount reclassified from accumulated other comprehensive income	1,196	1,301
Net current-period other comprehensive (loss) income	(5,326)	1,310
Ending balance	$(61,575)	$(59,009)

Of the amount reclassified from accumulated other comprehensive loss for the nine months ended September 30, 2014, a loss of $1.3 million was recorded in depreciation and amortization expense and a gain of $0.1 million was recorded in other income (expense) in the statement of operations. Of the amount reclassified from accumulated other comprehensive loss for the nine months ended September 30, 2013, a loss of $1.3 million was recorded in depreciation and amortization expense. The amount estimated to be reclassified from accumulated other comprehensive income for the twelve months ended September 30, 2015 is $1.7 million.

Note 7.   Commitments and Contingencies

Contingencies—Litigation

On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of such actions, we use our judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss can be made. In assessing probable losses, we take into consideration estimates of the amount of insurance recoveries, if any. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. The majority of claims are covered by insurance and we believe the outcome of such claims, net of estimated insurance recoveries, will not have a material adverse impact on our financial condition or results of operations and cash flows.

Other

As mandated by the Federal Maritime Commission (“FMC”) for sailings from U.S. ports, the availability of passenger deposits received for future sailings is restricted until the completion of the related sailing in accordance with FMC regulations. We have met this obligation by posting two $22.0 million surety bonds as of September 30, 2014. Our surety bonds will increase to $30.0 million each for Oceania and Regent in April 2015.

Note 8.   Norwegian Cruise Line Holdings Ltd. Transaction

On September 2, 2014, PCI and Apollo Management, L.P., as the stockholders’ representative of PCI, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Norwegian Cruise Line Holdings Ltd., (“Norwegian”) and Portland Merger Sub, Inc., a wholly owned, indirect subsidiary of Norwegian (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into PCI (the “Merger”), and upon consummation of the Merger, Merger Sub will cease to exist and PCI will continue as a wholly owned, indirect subsidiary of Norwegian. The aggregate consideration for the Merger Agreement is of approximately $3.025 billion in cash and stock, including the assumption of debt. The closing of the Merger is subject to customary closing conditions, including receipt of all required regulatory approvals. The Merger is anticipated to close in the fourth quarter of 2014 or the first quarter of 2015. Either Norwegian or PCI may terminate the Merger Agreement if the closing has not occurred on or before February 15, 2015. In the event of termination of the Merger Agreement, under certain circumstances principally related to Norwegian’s failure to consummate the Merger due to the failure to obtain the necessary financing, the Merger Agreement provides for Norwegian to pay or cause to be paid to PCI a termination fee of $88.9 million in cash.

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